                                                                    Exhibit 10.6

                            ASSET PURCHASE AGREEMENT

                                   DATED AS OF

                                  MAY 27, 2004

                                  BY AND AMONG

                                HOSPICE USA, LLC

                             THE AFFILIATED SELLERS

                                       AND

                         HOSPICE PREFERRED CHOICE, INC.

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                                TABLE OF CONTENTS
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ARTICLE I.     DEFINITIONS......................................................................................          1

         1.1      Definitions...................................................................................          1

ARTICLE II.     PURCHASE AND SALE; CLOSING......................................................................         10

         2.1      Purchase and Sale of Purchased Assets.........................................................         10

         2.2      Excluded Assets...............................................................................         11

         2.3      Assumed Liabilities...........................................................................         12

         2.4      Excluded Liabilities..........................................................................         13

         2.5      Purchase Price................................................................................         14

         2.6      Patient Adjustment Amount.....................................................................         15

         2.7      Working Capital Adjustment Amount.............................................................         16

         2.8      Closing.......................................................................................         17

ARTICLE III.     REPRESENTATIONS AND WARRANTIES.................................................................         17

         3.1      Representations and Warranties of Sellers.....................................................         17

         3.2      Representations and Warranties of Buyer.......................................................         34

ARTICLE IV.      COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING..........................................         36

         4.1      Access........................................................................................         36

         4.2      Conduct of Business...........................................................................         36

         4.3      Efforts; No Inconsistent Action...............................................................         38

         4.4      Supplemental Disclosure.......................................................................         38

         4.5      2003 Cap Reports..............................................................................         39

         4.6      Certain Seller Contracts......................................................................         39

         4.7      Field Leadership Vacancies....................................................................         39

         4.8      Outside Review................................................................................         39
<
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ARTICLE V.     CONTINUING COVENANTS.............................................................................         40

         5.1      Cooperation...................................................................................         40

         5.2      Administration Pending Transfer of Restricted Contracts.......................................         40

         5.3      Transitional Services.........................................................................         41

         5.4      Covenants Not To Compete, Solicit, Disclose or Disparage......................................         42

         5.5      Payment of Excluded Liabilities...............................................................         43

ARTICLE VI.     EMPLOYEES AND EMPLOYEE BENEFIT MATTERS..........................................................         44

         6.1      Employees and Employee Benefit Matters........................................................         44

         6.2      Compliance with WARN and Other Similar Statutes or Regulations................................         44

ARTICLE VII     TAX MATTERS.....................................................................................         45

         7.1      Apportionment of Taxes........................................................................         45

         7.2      Tax Returns...................................................................................         46

         7.3      Tax Refunds and Benefits......................................................................         46

         7.4      Employee Withholding and Reporting............................................................         46

         7.5      Purchase Price Allocation.....................................................................         47

ARTICLE VIII.     CONDITIONS OF PURCHASE........................................................................         47

         8.1      Conditions to Obligation of Buyer.............................................................         47

         8.2      Conditions to Obligation of Sellers...........................................................         48

ARTICLE IX.     CLOSING DELIVERIES..............................................................................         49

         9.1      Deliveries by Sellers at Closing..............................................................         49

         9.2      Deliveries by Buyer at Closing................................................................         49

ARTICLE X.     TERMINATION OF OBLIGATIONS.......................................................................         50

         10.1     Termination of Agreement......................................................................         50

         10.2     Effect of Termination.........................................................................         51

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ARTICLE XI.     INDEMNIFICATION; SURVIVAL.......................................................................         51

         11.1     Indemnification by Sellers....................................................................         51

         11.2     Indemnification by Buyer......................................................................         51

         11.3     Procedures for Third-Party Claims.............................................................         52

         11.4     Survival......................................................................................         53

         11.5     Limitations on Indemnification................................................................         53

         11.6     Treatment of Payments.........................................................................         54

         11.7     Mitigation....................................................................................         54

         11.8     Sole, Exclusive Remedy........................................................................         55

ARTICLE XII.     GENERAL........................................................................................         55

         12.1     Usage.........................................................................................         55

         12.2     Amendments; Waivers...........................................................................         55

         12.3     Disclosure Schedules; Exhibits................................................................         55

         12.4     Further Assurances............................................................................         56

         12.5     Governing Law.................................................................................         56

         12.6     Headings......................................................................................         56

         12.7     Counterparts..................................................................................         56

         12.8     Parties in Interest...........................................................................         56

         12.9     Waiver........................................................................................         57

         12.10    Severability..................................................................................         57

         12.11    Punitive and Other Damages....................................................................         57

         12.12    Notices.......................................................................................         57

         12.13    Publicity and Reports.........................................................................         58

         12.14    Integration...................................................................................         58

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12.15    Expenses......................................................................................         58

12.16    No Assignment.................................................................................         58

12.17    Representation By Counsel; Interpretation.....................................................         59

12.18    Reference of Disputes to Senior Officers of Sellers and Buyer.................................         59

12.19    Resolution of Disputes........................................................................         59

12.20    Bulk Sales Laws...............................................................................         61

12.21    No Third Party Beneficiaries..................................................................         61

12.22    Liability with Designee(s)....................................................................         61

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                                    EXHIBITS

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
Schedule 2.1(l)                     Vehicles

Schedule 2.2(h)                     Excluded Trade Names

Schedule 2.2(i)                     Excluded Contracts

Schedule 2.2(l)                     Other Excluded Assets

Schedule 3.1(b)                     Financial Statements

Schedule 3.1(e)(1)                  Tax Return Extensions

Schedule 3.1(e)(7)                  Income Tax Returns

Schedule 3.1(f)(1)(i)               Material Contracts Described in Section 3.1(f)(1)(i)

Schedule 3.1(f)(1)(ii)              Material Contracts Described in Section 3.1(f)(1)(ii)

Schedule 3.1(f)(1)(iv)              Material Contracts Described in Section 3.1(f)(1)(iv)

Schedule 3.1(f)(1)(vi)              Material Contracts Described in Section 3.1(f)(1)(vi)

Schedule 3.1(f)(1)(vii)             Material Contracts Described in Section 3.1(f)(1)(vii)

Schedule 3.1(f)(1)(viii)            Material Contracts Described in Section 3.1(f)(1)(viii)

Schedule 3.1(f)(1)(ix)              Material Contracts Described in Section 3.1(f)(1)(ix)

Schedule 3.1(f)(1)(x)               Material Contracts Described in Section 3.1(f)(1)(x)

Schedule 3.1(f)(1)(xii)             Material Contracts Described in Section 3.1(f)(1)(xii)

Schedule 3.1(f)(1)(xiii)            Material Contracts Described in Section 3.1(f)(1)(xiii)

Schedule 3.1(f)(1)(xiv)             Material Contracts Described in Section 3.1(f)(1)(xiv)

Schedule 3.1(h)                     Tangible Personal Property

Schedule 3.1(k)                     Approvals

Schedule 3.1(l)                     Actions

Schedule 3.1(n)(2)                  Certificates of Need

Schedule 3.1(n)(4)                  Governmental Authorizations

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                                        V
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                                    SCHEDULES
                                   (CONTINUED)

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
Schedule 3.1(n)(6)                  Additional Document Requests; Denials of Claims On Appeal; Appeals,
                                    Adjustments, Challenges, Etc. Relating to Prior Claims and Reports; Audits,
                                    Surveys and Examinations in Connection with Governmental Programs and Private
                                    Programs

Schedule 3.1(p)(2)                  Tax-Qualified Employee Plans

Schedule 3.1(t)(3)                  Financial Relationships With Physicians and Family Members

Schedule 3.1(v)(1)                  Employees, Consultants and Other Independent Contractors; Employment,
                                    Management, Consulting and Other Similar Contracts

Schedule 3.1(v)(2)                  Management and Key Employees Who Intend to Terminate Employment

Schedule 3.1(v)(6)                  Workers' Compensation Claims

Schedule 3.1(v)(7)                  Labor Audits, Investigations, Remedial Orders, and Consent Decrees

Schedule 3.1(w)(1)                  Intellectual Property

Schedule 3.1(w)(3)                  IP License Contracts

Schedule 3.1(y)                     Related-Party Accounts, Contracts and Transactions

Schedule 3.1(aa)                    Inspections and Investigations

Schedule 3.1(bb)                    Certain Relationships

Schedule 4.2                        Conduct of Business; Buyer's and Sellers' Representatives

Schedule 4.6                        Certain Seller Contracts

Schedule 6.1(a)                     Business Employees

Schedule 7.5                        Allocation of Cash Component of Purchase Price

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                                       vi
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                                    EXHIBITS

Exhibit A                  Assignment of Contracts

Exhibit B                  Assumption Agreement

Exhibit C                  Bill of Sale

Exhibit D                  Escrow Agreement

Exhibit E                  Noncompetition Agreement


                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "AGREEMENT") is entered into as of May 27, 2004, by and among Hospice USA, LLC, a Tennessee limited liability company ("HOSPICE USA"), the Affiliated Sellers, and Hospice Preferred Choice, Inc., a Delaware corporation ("BUYER"). M. Kyle Rice and Richard K. Rice are parties to the Limited Personal Guaranty dated the date hereof (but effective as of the Closing Date) which is appended to this Agreement, but they are not parties to this Agreement.

                                     RECITAL

         WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Sellers will sell, assign and transfer to Buyer (or its designee(s)), and Buyer (or its designee(s)) will purchase and accept from Sellers, certain of the assets, properties and rights used in the Business and assume the liabilities related thereto, all as set forth herein.

                                    AGREEMENT

         In consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1      DEFINITIONS.

                  (a) For all purposes of this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, and except as otherwise expressly provided, the following definitions shall apply:

                           "AAA" has the meaning set forth in Section 12.19(a).

                           "ACCOUNTING FIRM" means Deloitte & Touche LLP or, if
such firm shall decline or is unavailable or is not, at the time of such submission, independent of each of the Parties, another independent nationally recognized accounting firm mutually acceptable to the Parties.

                           "ACTION" means any action, complaint, petition, suit,
investigation or other proceeding, whether civil or criminal, judicial or administrative, at law or in equity, by or before any Governmental Entity or arbitrator.

                           "ADRs" has the meaning set forth in Section
3.1(n)(6).

                           "AFFILIATE" means, with respect to a specified
Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. For the purposes of this definition, "control" (including its variants) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                           "AFFILIATED SELLERS" means the following Affiliates
of Hospice USA:

         Hospice South of Birmingham, LLC, an Alabama limited liability company Hospice South of Decatur, LLC, an Alabama limited liability company Hospice South of Demopolis, LLC, an Alabama limited liability company Hospice South of Hamilton, L.L.C., an Alabama limited liability company Hospice South of Jackson, LLC, an Alabama limited liability company Hospice South of Mobile, LLC, an Alabama limited liability company Hospice South of Monroeville, LLC, an Alabama limited liability company Hospice South of Russellville, LLC, an Alabama limited liability company

         Hospice South of Central Mississippi, LLC, a Mississippi limited liability company
         Hospice South of Corinth, L.L.C., a Mississippi limited liability company
         Hospice South of Hattiesburg, LLC, a Mississippi limited liability company
         Hospice South of Marshall County, L.L.C., a Mississippi limited liability company
         Hospice South of Meridian, LLC, a Mississippi limited liability company Hospice South of New Albany, L.L.C., a Mississippi limited liability company
         Hospice South of Philadelphia, LLC, a Mississippi limited liability company
         Hospice South of Senatobia, LLC, a Mississippi limited liability company

         American Home Medical Equipment, L.L.C., a Tennessee limited liability company
         Hospice South of Memphis, L.L.C., a Tennessee limited liability company Hospice South of Tennessee, L.L.C., a Tennessee limited liability company
         New Horizons Hospice of Tennessee, LLC, a Tennessee limited liability company
         Rice Enterprises, L.L.C., a Tennessee limited liability company

                           "AGREEMENT" has the meaning set forth in the first
paragraph hereof and includes any and all amendments and supplements hereto and all Exhibits and Schedules attached hereto or expressly incorporated herein by reference.

                           "APPORTIONED OBLIGATIONS" has the meaning set forth
in Section 7.1(a)(1).

                           "APPROVAL" means any authorization, approval,
consent, ratification, or any extension, modification, amendment or waiver of any of the foregoing.

                           "ASSIGNMENT OF CONTRACTS" means an Assignment of
Contracts dated the Closing Date, in substantially the form attached hereto as Exhibit A.

                           "ASSUMED LIABILITIES" has the meaning set forth in
Section 2.3.

                           "ASSUMPTION AGREEMENT" means an Assumption Agreement
dated the Closing Date, in substantially the form attached hereto as Exhibit B.

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                           "BALANCE SHEET" has the meaning set forth in Section
3.1(c).

                           "BENCHMARK WORKING CAPITAL" has the meaning set forth
in Section 2.7(b).

                           "BILL OF SALE" means a Bill of Sale dated the Closing
Date, in substantially the form attached hereto as Exhibit C.

                           "BREACH" means any (i) breach, contravention or
violation of, or conflict with, any term, condition, provision or requirement;
(ii) inaccuracy of a representation or warranty; (iii) failure to perform a covenant or comply with an obligation; (iv) default or event of default; (v) event or circumstance that, with or without notice or lapse of time, would constitute or result in any of the foregoing; or (vi) event or circumstance that, with or without notice or lapse of time, gives any Person the right to exercise any remedy or obtain any relief, including the right to accelerate the payment or performance of any covenant or obligation or the right of cancellation, termination, revocation, withdrawal, suspension or modification.

                           "BUSINESS" means the business of Sellers of providing
hospice services to patients and their families at home or in facilities, but specifically excluding the Excluded Assets and the Excluded Liabilities.

                           "BUSINESS DAY" means a day (excluding Saturday and
Sunday) on which banks generally are open for the transaction of business in New York City.

                           "BUSINESS EMPLOYEE" has the meaning set forth in
Section 6.1(a).

                           "BUSINESS RECORDS" has the meaning set forth in
Section 2.1(c).

                           "BUYER" has the meaning set forth in the first
paragraph of this Agreement.

                           "BUYER'S REPRESENTATIVES" has the meaning set forth
in Section 4.2.

                           "CHAMPUS PROGRAM" has the meaning set forth in
Section 3.1(n)(3).

                           "CLOSING" has the meaning set forth in Section 2.8.

                           "CLOSING DATE" has the meaning set forth in Section
2.8.

                           "CLOSING DATE WORKING CAPITAL" has the meaning set
forth in Section 2.7(c).

                           "CLOSING DATE WORKING CAPITAL STATEMENT" has the
meaning set forth in Section 2.7(c).

                           "CODE" means the Internal Revenue Code of 1986, as
amended.

                           "CONFIDENTIAL INFORMATION" means customer lists,
programs, protocols, compliance procedures, commercial procedures, operating procedures, marketing procedures, recruiting procedures, corporate business and legal forms transferred by Sellers to Buyer as part of the Business, irrespective of the storage medium or form of such materials.

                           "CONFIDENTIALITY AGREEMENT" has the meaning set forth
in Section 4.1.

                           "CONTRACT" means any binding written agreement,
contract, arrangement, purchase and sale order, bond, commitment, franchise, indemnity, indenture or Lease.

                           "CORRIDOR" has the meaning set forth in Section 4.8.

                           "DISCLOSURE SCHEDULES" means the Schedules dated the
date of this Agreement and delivered contemporaneously herewith or on or before the Closing Date relating to this Agreement, as they may be amended from time to time in accordance with the terms of this Agreement.

                           "DOL" means the United States Department of Labor.

                           "EMPLOYEE PLANS" means all pension, profit-sharing,
deferred compensation, bonus, stock option, stock appreciation rights, severance, group or individual health, dental, medical or life insurance, survivor benefit, and similar plans, policies, or arrangements, whether formal or informal, for the benefit of any member, employee or consultant of Sellers, whether active or terminated, that is maintained or contributed to by Sellers.

                           "ENVIRONMENT" means any surface water, ground water,
drinking water supply, soil, land surface or subsurface strata, ambient air, and any other environmental medium or natural resource.

                           "ENVIRONMENTAL LAW" means any Law relating to (i) the
protection, investigation or restoration of the Environment (including natural resources) or health and safety, (ii) the handling, use, presence, storage, disposal, actual or intended Release, import or export of any Hazardous Substance, or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, including (a) 42 U.S.C. Sections 9601 et seq., which is commonly referred to as the "Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA)," and
(b) 42 U.S.C. Sections 6992 et seq., which is commonly referred to as the "Medical Waste Tracking Act."

                           "EQUIPMENT" has the meaning set forth in Section
2.1(e).

                           "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

                           "ESCROW AGENT" means the escrow agent named in the
Escrow Agreement.

                           "ESCROW AGREEMENT" means an Escrow Agreement dated
the Closing Date, in substantially the form attached hereto as Exhibit D.

                           "ESCROW AMOUNT" has the meaning set forth in Section
2.5(b)(2).

                           "EXCHANGE ACT" means the Securities Exchange Act of
1934, as amended.

                           "EXCLUDED ASSETS" has the meaning set forth in
Section 2.2.

                           "EXCLUDED CONTRACTS" has the meaning set forth in
Section 2.2(i).

                           "EXCLUDED LIABILITIES" has the meaning set forth in
Section 2.4.

                           "FINANCIAL STATEMENTS" has the meaning set forth in
Section 3.1(b).

                           "GAAP" means generally accepted accounting principles
for financial reporting in the United States applied on a basis consistent with past practice.

                           "GOVERNING DOCUMENT" means, with respect to an
entity, the following: (i) if a corporation, the articles or certificate of incorporation or charter and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (vi) any amendment, modification or supplement to any of the foregoing.

                           "GOVERNMENTAL AUTHORIZATION" means any Approval,
certificate of authority, certificate of need, determination of non-reviewability, accreditation, license, registration, qualification, permit, provider number, franchise, right, accreditation or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

                           "GOVERNMENTAL ENTITY" means any government or any
agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, that has, in each case, jurisdiction over the matter in question.

                           "GOVERNMENTAL PROGRAMS" has the meaning set forth in
Section 3.1(n)(3).

                           "HAZARDOUS SUBSTANCE" means any material, substance
or waste that is regulated by any Governmental Entity, including (i) any material, substance or waste that is defined as a "hazardous material," "hazardous substance," "hazardous waste," "contaminant," "pollutant," "toxic substance," or "toxic waste" under any provision of Environmental Law, and (ii) any petroleum, petroleum product, asbestos, presumed asbestos-containing material, asbestos-containing material, lead-containing paint, polychlorinated biphenyl, radioactive material, radon or medical waste.

                           "HEALTHCARE LAW" means any Law relating to healthcare
regulatory matters, including (i) 42 U.S.C. Sections 1320a-7, 7a and 7b, which are commonly referred to as the "Federal Anti-Kickback Statute"; (ii) 42 U.S.C.
Section 1395nn, which is commonly referred to as the "Stark Statute"; (iii) 31 U.S.C. Sections 3729-3733, which is commonly referred to as the "Federal False Claims Act"; and (iv) 42 U.S.C. Sections 1320d through 1320d-8 and 42 C.F.R. Sections 160, 162 and 164, which is commonly referred to as the "Health Insurance Portability and Accountability Act of 1996."

                           "HSR ACT" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

                           "INDEMNIFIABLE CLAIM" means any claim of an
Indemnifiable Loss for or against which any party is entitled to indemnification under this Agreement.

                           "INDEMNIFIABLE LOSS" means any Indemnifiable Claim,
cost, damage, disbursement, expense, Liability, loss, deficiency, penalty or settlement of any kind or nature, (including reasonable legal, accounting and other professional fees and expenses and amounts paid in settlement, but excluding incidental, consequential, special, exemplary and punitive damages) that is actually imposed on or otherwise actually incurred or suffered by the specified Indemnified Party, net of any insurance proceeds or payments from any other responsible parties; provided, however, that in the event that the Indemnified Party receives any insurance proceeds on account of an Indemnifiable Loss, the Indemnified Party's insurer shall not be limited in pursuing any claim that it may have against the Indemnifying Party through subrogation.

                           "INDEMNIFIED PARTY" means the party entitled to
indemnification hereunder.

                           "INDEMNIFYING PARTY" means the party obligated to
provide indemnification hereunder.

                           "INTELLECTUAL PROPERTY" has the meaning set forth in
Section 2.1(d).

                           "IP LICENSE CONTRACTS" has the meaning set forth in
Section 3.1(w)(3).

                           "IRS" means the Internal Revenue Service or any
successor entity.

                           "KNOWLEDGE" means as follows: (i) an individual will
be deemed to have "Knowledge" of a particular fact or other matter if the individual is actually aware of the fact or matter; and (ii) a Person other than an individual will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is a shareholder, member, director or officer of such Person is actually aware of the fact or matter, provided that as applied to Seller, "Knowledge" means the Knowledge as so defined of A. Joy Golden, Pamela Burford, Angela H. Sells, Bobbie Williams, Candice Purkey, Talbot Fields and Terry L. Tate after reasonable investigation, and M. Kyle Rice, Richard K. Rice, and Jeffery M. Howell.

                           "LAW" means any federal, state, local, municipal,
foreign, international, multinational or other constitution, law, statute, code, ordinance, treaty, regulation, or principle of common law, including any Environmental Law and Healthcare Law.

                           "LEASE" means any lease, sublease or rental
agreement, installment sale agreement, conditional sale agreement, or option to purchase or lease to which a Seller is a party pertaining to the leasing or use of any real property.

                           "LIABILITY" means with respect to any Person, any
liability or obligation of such Person of any kind, character or description, whether direct or indirect, known or unknown, asserted or unasserted, choate or inchoate, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and regardless of whether the same is required to be accrued on the financial statements of such Person.

                           "LIEN" means any lien, pledge, charge, mortgage,
hypothecation, deed of trust, security interest or other encumbrance.

                           "MARKS" has the meaning set forth in Section 2.1(d).

                           "MATERIAL ADVERSE EFFECT" means a material adverse
effect on the business, operations, assets or financial condition of the Business, taken as a whole, excluding any such effect resulting from or arising out of (i) any event, circumstance or condition that is generally applicable to the industry in which Sellers operate, the United States economy, or the United States securities markets or (ii) the announcement of the Transactions.

                           "MATERIAL APPROVALS" has the meaning set forth in
Section 8.1(d).

                           "MATERIAL CONTRACTS" has the meaning set forth in
Section 3.1(f)(1).

                           "MEDICARE AND MEDICAID PROGRAMS" has the meaning set
forth in Section 3.1(n)(3).

                           "NEW HORIZONS" means New Horizons Hospice of
Tennessee, LLC, a Tennessee limited liability company.

                           "NONCOMPETITION AGREEMENT" means a Noncompetition
Agreement dated as of the day immediately after the Closing Date, in substantially the form attached hereto as Exhibit E.

                           "ORDER" means any binding and enforceable decree,
injunction, judgment, order, ruling, assessment or writ issued by a Governmental Entity.

                           "ORDINARY COURSE OF BUSINESS", in describing an
action taken by a Person, means that the action is taken in the ordinary course of the normal, day-to-day operations of the Person and is consistent in nature, scope and magnitude with the past practices of the Person.

                           "PARTIES" means Sellers and Buyer.

                           "PATIENT ADJUSTMENT AMOUNT" has the meaning set forth
in Section 2.6(b).

                           "PATIENT CENSUS" has the meaning set forth in Section
2.6(a).

                           "PATIENT RECORDS" has the meaning set forth in
Section 2.1(b).

                           "PERMITTED LIENS" means (i) Liens for current Taxes
that are not yet due and payable or not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) liens of carriers and warehousemen incurred in the Ordinary Course of Business for sums not yet due; (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) zoning, entitlement, and other land use and environmental restrictions imposed by Governmental Entities; and (v) easements and restrictive covenants.

                           "PERSON" means any individual, association,
corporation, partnership, limited liability company, limited liability partnership, business trust, joint stock company, joint venture or any other entity or organization.

                           "PRIVATE PROGRAMS" has the meaning set forth in
Section 3.1(n)(3).

                           "PROVIDER AGREEMENTS" has the meaning set forth in
Section 3.1(n)(3).

                           "PURCHASE PRICE" has the meaning set forth in Section
2.5(a).

                           "PURCHASE PRICE ALLOCATION FORM" has the meaning set
forth in Section 7.5.

                           "PURCHASED ASSETS" has the meaning set forth in
Section 2.1.

                           "RELATED AGREEMENTS" means the Assignment of
Contracts, the Bill of Sale, the Assumption Agreement, and the Escrow Agreement.

                           "RELEASE" means any release, spill, emission,
leaking, pumping, pouring, dumping, emptying, injections, deposit, disposal, discharge, dispersal, flow, seepage, leaching or migration of a Hazardous Substance into the Environment or into or out of any property.

                           "REMUNERATION" has the meaning set forth in Section
3.1(bb)(1).

                           "REPRESENTATIVES" means all the directors, officers,
managers, employees, agents, accountants, counsel, consultants, advisors and other representatives of a Person.

                           "RESTRICTED CONTRACT" has the meaning set forth in
Section 5.2(a).

                           "SELLER CONTRACTS" has the meaning set forth in
Section 2.1(g).

                           "SELLER DEBT" means all principal, premium (if any),
interest, and other indebtedness of Sellers and all other Liabilities of Sellers, whether incurred before, on or after the date hereof, under (i) the Nonnegotiable Subordinated Promissory Noted dated December 1, 2003, payable by New Horizons to Friendship Hospice of Nashville, Inc., a Tennessee corporation, in the original principal amount of Seven Hundred Eighty Thousand Dollars ($780,000); (ii) the promissory notes and other loan documents evidencing indebtedness incurred in connection with the purchase of certain Vehicles as set forth on Schedule 2.1(l); (iii) any and all credit agreements, loan agreements, security agreements, and other documents relating to any of the foregoing; and
(iv) any and all amendments, modifications, extensions, renewals and refundings of any of the foregoing.

                           "SELLERS" means Hospice USA and the Affiliated
Sellers.

                           "SELLERS' REPRESENTATIVES" has the meaning set forth
in Section 4.2.

                           "SUPPLIES" has the meaning set forth in Section
2.1(a).

                           "TANGIBLE PERSONAL PROPERTY" means the Equipment,
Supplies and Vehicles.

                           "TAX" means any tax of any nature, including any
federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax or FICA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax, withholding or backup withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, or other tax, together with any interest, penalty, addition to tax, or additional amount, imposed, assessed or collected by or under the authority of any Governmental Entity.

                           "TAX RETURN" means any return (including any
information return), declaration, report, statement, claim for refund, or other document required to be filed with any Governmental Entity with respect to any Tax, including any amendment or schedule to any of the foregoing.

                           "THIRD PARTY" means a Person that is not a party to
this Agreement.

                           "TRADE SECRETS" has the meaning set forth in Section
3.1(w)(7).

                           "TRANSACTIONS" means all of the transactions
contemplated by this Agreement.

                           "UNION PLANTERS" means the Union Planters Bank,
National Association, a national banking association.

                           "UNION PLANTERS LOAN" means the loan evidenced by the
Promissory Note dated December 1, 2003, payable by New Horizons to the order of Union Planters in the original principal amount of One Million Three Hundred Thousand Dollars ($1,300,000), as amended by the Note Modification Agreement dated February 27, 2004, among the parties thereto.

                           "VEHICLES" has the meaning set forth in Section
2.1(l).

                           "WARN" means the Worker Adjustment and Retraining
Notification Act and any similar state Laws, each as amended.

                           "WORKING CAPITAL" has the meaning set forth in
Section 2.7(a).

                           "WORKING CAPITAL ADJUSTMENT AMOUNT" has the meaning
set forth in Section 2.7(f).

                  (b) In the event of any conflict between the definitions set forth in this Article I and the definitions set forth elsewhere in this Agreement, the definitions set forth elsewhere in this Agreement shall control to the extent of any such conflict.

                                   ARTICLE II
                           PURCHASE AND SALE; CLOSING

         2.1 PURCHASE AND SALE OF PURCHASED ASSETS. Upon the terms and subject to the conditions hereinafter set forth, at the Closing and effective as of the Closing Date, each Seller shall sell, assign, transfer, convey and deliver to Buyer (or its designee(s)), and Buyer (or its designee(s)) shall purchase and accept from such Seller, all of such Seller's right, title and interest in and to all of the properties and assets used in or relating to the Business, wherever such properties and assets are located, and subject to applicable Law, including the following but excluding the Excluded Assets (collectively, the "Purchased Assets"):

                  (a) all consumable inventory, supplies, drugs, medicines and foodstuffs (collectively, "SUPPLIES");

                  (b) all customer, patient and resident lists (whether previous, current or prospective), files, records and information, including medical documentation and treatment records (collectively, "PATIENT RECORDS");

                  (c) all books, records, documents and information relating to the Business and the Purchased Assets, including supplier lists and information, referral lists and information, payor lists and information, mailing lists, advertising materials, sales literature, price lists, quotes and bids, sales orders, data and records, purchase orders, data and records, appointment records, log books, books of account, accounting records, cost and pricing information, financial statements, financial information, business plans, operating budgets, capital expenditure budgets, copies of personnel and payroll records relating to the Business Employees (including any evidence of background checks, professional licenses, and the results of substance abuse testing), commission records, records of inspection of the Business and the Purchased Assets by Governmental Entities, construction records and specifications, architectural plans, surveys, environmental studies, reports and summaries, product data, catalogs and brochures, material safety data sheets, product safety records and reports, manuals, files and correspondence (collectively, "BUSINESS RECORDS");

                  (d) all intellectual property owned or licensed by Seller in which it has a proprietary interest, including (i) Seller's name, assumed fictional business name, trade name, and registered and unregistered trademarks, service marks and applications ("MARKS"), (ii) all registered and unregistered copyrights in published works and unpublished works, (iii) Trade Secrets, confidential or proprietary information, management information systems (including payroll, accounting, billing, receivables, payables, customer service, supplier, human resources, and e-mail systems), and computer software (including source and object codes) and related documentation, and (iv) internet websites, internet domain names, telephone numbers, fax numbers, and e-mail addresses (collectively, "INTELLECTUAL PROPERTY");

                  (e) all furniture, equipment, and computer hardware and firmware (collectively, "EQUIPMENT");

                  (f) all Governmental Authorizations and pending applications therefor or renewals thereof, to the extent transferable to Buyer;

                  (g) all Contracts (i) by which Seller or any of the Purchased Assets is or may become bound, (ii) under which Seller has or may acquire any right or benefit, or (iii) under which Seller has or may become subject to any obligation or Liability (collectively, "SELLER CONTRACTS");

                  (h)      all accounts receivable and notes receivable;

                  (i)      all rights to customer deposits and prepaid expenses;

                  (j) all claims against Third Parties, including warranty claims against suppliers of the Business;

                  (k) all insurance benefits, including rights to make claims for and receive insurance benefits, relating to the Purchased Assets, unless expended in accordance with this Agreement;

                  (l) the motor vehicles listed on Schedule 2.1(l) (collectively, "VEHICLES"); and

                  (m)      the goodwill of the Business.

         2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following properties and assets of each Seller (collectively, the "EXCLUDED ASSETS") are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, and shall remain the properties and assets of such Seller after the Closing:

                  (a) all cash, cash equivalents and short-term investments;

                  (b) all minute books, stock transfer records and corporate seals;

                  (c) all shares of capital stock, membership interests, and other securities or interests owned of record or beneficially by Seller;

                  (d) all inter-company accounts receivable and notes receivable from any Affiliate of Seller or between Affiliate Sellers;

                  (e) all insurance policies and rights thereunder relating to the Purchased Assets or the Business, all prepaid expenses relating thereto, and all benefits of employment-related insurance claims;

                  (f)      all assets of, and rights in respect of, the Employee
Plans;

                  (g) all claims for Tax refunds allocable to Seller pursuant to Section 7.1(a) or 7.3;

                  (h)      all trade names listed in Schedule 2.2(h);

                  (i) the following Seller Contracts ("EXCLUDED CONTRACTS"): (i) all Seller Contracts with any Affiliate of Seller; and (ii) all other Seller Contracts that are listed in Schedule 2.2(i);

                  (j) all personnel and other records that Seller is required by applicable Law to retain in its possession;

                  (k) a copy of all books, records, documents, materials and information made available to Buyer at any time during the course of its investigation of the Purchased Assets and the Business in connection with the Transaction;

                  (l)      all properties and assets listed on Schedule 2.2(l);
and

                  (m) all rights of Seller under this Agreement and any other document executed in connection with the Transactions.

         2.3 ASSUMED LIABILITIES. At the Closing and effective as of the Closing Date, Buyer shall, or shall cause its designee(s) to, absolutely and unconditionally assume, be liable for, and agree to discharge in a timely manner all Liabilities of Sellers, including the following but excluding the Excluded Liabilities (the "ASSUMED LIABILITIES"):

                  (a)      the Seller Debt;

                  (b) all accounts payable and notes payable incurred by Sellers prior to the Closing Date that remain unpaid at the Closing Date;

                  (c) all Actions and Liabilities arising from or relating to the ownership, possession, operation or use of the Purchased Assets after the Closing Date or the conduct of the

Business after the Closing Date, including any such Action or Liability arising under any applicable Environmental Law or Healthcare Law or from the care of a patient;

                  (d) all Liabilities arising after the Closing Date under the Seller Contracts, including any such Liability arising under any Seller Contract with a Governmental Entity in connection with a Governmental Program; and

                  (e) all Liabilities arising after the Closing Date from Sellers' provider number under any Governmental Program.

         2.4 EXCLUDED LIABILITIES. Buyer shall not assume and is not assuming any Excluded Liability pursuant to this Agreement. Each Seller shall remain responsible for and satisfy all of its Excluded Liabilities. As used in this Agreement, "EXCLUDED LIABILITIES" means the following Liabilities of each Seller, regardless of when any claim with respect thereto is asserted:

                  (a) any Liability for fees, costs or expenses of Seller's accountants, counsel, financial advisors or other consultants and advisors incurred in connection with the Transactions;

                  (b) any Liability that does not relate to the Purchased Assets or the Business;

                  (c) any Action or Liability arising from or relating to the ownership, possession, operation or use of the Purchased Assets prior to the Closing Date or the conduct of the Business prior to the Closing Date, including any such Action or Liability arising under any applicable Environmental Law or Healthcare Law or from the care of a patient;

                  (d) any Liability which, in the Ordinary Course of Business, would be payable at or prior to the Closing Date;

                  (e) any Liability arising out of (i) the employment or termination by Seller of any individual, whether before or after the Closing Date and whether or not such individual is hired by Buyer, except as set forth in a Seller Contract, or (ii) the retention or termination by Seller of any agent, consultant or contractor, whether before or after the Closing Date, except as set forth in a Seller Contract or as set forth in Article VI;

                  (f) any Liability for (i) income or similar Taxes of Seller, (ii) Taxes attributable to the sale of the Purchased Assets pursuant to this Agreement, (iii) Taxes arising as a result of Seller's conduct of the Business and attributable to periods ending on or prior to the Closing Date, or
(iv) Taxes of any other Person for which Seller is liable pursuant to any Contract or otherwise;

                  (g)      any Liability under any Employee Plan;

                  (h) any current liabilities of Seller (whether known or unknown) not included in the Working Capital calculation set forth in Section 2.7, including any credit adjustments, refunds, overpayments or similar adjustments;

                  (i) any Liability arising from or relating to the Excluded Assets, including the Excluded Contracts;

                  (j) any Liability arising prior to the Closing Date from such Seller's provider number under any Provider Agreement, including any Liability for overpayments made to such Seller under any Governmental Program;

                  (k) any Liability arising from a violation of Law by Seller occurring prior to the Closing Date, including any Law relating to labor (including wage and hour), licensing and health care;

                  (l) any Liability arising prior to the Closing Date under the Seller Contracts, including any such Liability arising under any Seller Contract with a Governmental Entity in connection with a Governmental Program;

                  (m)      any Liability to any Affiliate of Seller; and

                  (n) any Liability for advance payments received from the Medicaid program administered by the State of Mississippi;

provided, however, that the amount of the Excluded Liability related to overpayments by Medicare to all applicable Sellers arising solely from payments made to such Sellers or Buyer which exceed the benefit limitation for hospice services provided to patients who are eligible for and have properly elected hospice benefits for the twelve-month period from September 28, 2003, to September 27, 2004, for which Sellers shall remain responsible, shall be an amount equal to the lesser of (i) seventy-five percent (75%) of such total overpayment Liability of all applicable Sellers to Medicare for such twelve-month period, which amount shall be finally and conclusively determined by the applicable fiscal intermediary, but which shall be initially calculated by Buyer, shall be provided to Sellers no later than November 30, 2004, in order to allow them a reasonable opportunity to review and comment to Buyer upon the same, and shall be agreed upon by the Parties as soon as practicable thereafter, or (ii) the amount of such overpayment Liability of all applicable Sellers to Medicare for the interim period from September 28, 2003, to July 23, 2004, which amount shall be calculated by Sellers, shall be provided to Buyer no later than July 26, 2004, in order to allow it a reasonable opportunity to review and comment to Sellers upon the same, and shall be agreed upon by the Parties as soon as practicable thereafter and in any event prior to the Closing Date; and provided, further, that the foregoing allocation of Liability for such overpayments between the applicable Sellers and Buyer shall not apply to overpayments for services to patients who were not eligible for Medicare benefits relating to the hospice services provided by such Sellers, which Liability shall be an Excluded Liability.

         2.5      PURCHASE PRICE.

                  (a) Upon the terms and subject to the conditions of this Agreement, the aggregate consideration for the Purchased Assets shall be (i) Seventy-Seven Million Dollars ($77,000,000), minus the Patient Adjustment Amount (if any) and plus or minus the Working

Capital Adjustment Amount (if any), and (ii) the assumption of the Assumed Liabilities (the "PURCHASE PRICE").

                  (b) At the Closing, Buyer shall deliver the Purchase Price, prior to adjustment on account of the Working Capital Adjustment Amount (if any), as follows:

                           (1)      deliver to Hospice USA, on behalf of all
Sellers, an amount equal to Seventy-Seven Million Dollars ($77,000,000), less
(i) the Patient Adjustment Amount (if any), (ii) the amount of the Seller Debt,
(iii) the amount delivered to Union Planters pursuant to Section 2.5(b)(2), and
(iv) the Escrow Amount delivered to the Escrow Agent pursuant to Section 2.5(b)(3), by wire transfer of immediately available funds to an account specified, at least one (1) Business Day prior to the Closing Date, by Hospice USA in writing to Buyer;

                           (2)      deliver to Union Planters the payoff amount
of the Union Planters Loan by wire transfer of immediately available funds to an account specified, at least one (1) Business Day prior to the Closing Date, by Hospice USA in writing to Buyer;

                           (3)      deliver Twenty-Four Million Dollars
($24,000,000) (the "ESCROW AMOUNT") to the Escrow Agent by wire transfer of immediately available funds to be held, paid and distributed in accordance with the Escrow Agreement; and

                           (4)      execute and deliver the Assumption
Agreement.

The Working Capital Adjustment Amount (if any) shall be paid in accordance with
Section 2.7(f).

         2.6      PATIENT ADJUSTMENT AMOUNT.

                  (a) On or before July 26, 2004, Sellers shall prepare and submit to Buyer a written statement, including supporting work papers, setting forth in reasonable detail Sellers' calculation of the number of eligible patients admitted to Sellers' hospice programs as of July 23, 2004 (the "PATIENT CENSUS"). The Patient Census shall take into account, among other relevant factors, (i) the patients that Corridor (or an alternative consultant), after consultation with Sellers and their Representatives, recommends be discharged from Sellers' hospice programs due to their ineligibility for Medicare benefits based on the review conducted pursuant to Section 4.8, and (ii) the new eligible patients that are admitted to Sellers' hospice programs from the date of this Agreement to July 23, 2004. The Patient Census shall be calculated by Sellers in accordance with the books and records of Sellers. Sellers shall provide Buyer access at all reasonable times to the personnel, books and records of the Business for the purpose of confirming the accuracy of the Patient Census.

                  (b) If the amount of the Patient Census is less than 910, there shall be a "PATIENT ADJUSTMENT AMOUNT" calculated as follows:

                  Patient Adjustment Amount = (910 - Patient Census) x $80,376

         2.7      WORKING CAPITAL ADJUSTMENT AMOUNT.

                  (a) As used in this Agreement, the "WORKING CAPITAL" as of a given date means the amount calculated by subtracting the current liabilities of Sellers included in the Assumed Liabilities as of such date from the current assets of Sellers included in the Purchased Assets as of such date.

                  (b) As used in this Agreement, the "BENCHMARK WORKING CAPITAL" is Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000). The calculation of the Benchmark Working Capital was prepared by Sellers in accordance with the books and records of Sellers. Buyer concurs with the amount and the calculation of the Benchmark Working Capital.

                  (c) Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and submit to Sellers a written statement, including supporting work papers (the "CLOSING DATE WORKING CAPITAL STATEMENT"), setting forth in reasonable detail Buyer's calculation of the Working Capital as of the Closing Date (the "CLOSING DATE WORKING CAPITAL"). The Closing Date Working Capital Statement shall be prepared by Buyer in accordance with the books and records of Sellers and in accordance with generally accepted accounting principles for financial reporting in the United States applied on a basis consistent with customary practice. Sellers shall cause their employees and agents to assist Buyer in the preparation of the Closing Date Working Capital Statement and shall provide Buyer access at all reasonable times to the personnel, properties, books and records of the Business for such purpose, in each case without cost to Buyer.

                  (d) If, within thirty (30) days after delivery of the Closing Date Working Capital Statement, Sellers have not given Buyer written notice of their objection to the calculation of the Closing Date Working Capital (which notice shall state the basis of Sellers' objection in reasonable detail), then the Closing Date Working Capital shall be final, binding and conclusive on the Parties and be used in computing the Working Capital Adjustment Amount.

                  (e) If, within thirty (30) days after delivery of the Closing Date Working Capital Statement, Sellers have given Buyer written notice of their objection to the calculation of the Closing Date Working Capital (which notice shall state the basis of Sellers' objection in reasonable detail), then Sellers and Buyer shall attempt in good faith to resolve the disputed issues with respect to the calculation of the Closing Date Working Capital. If, within thirty (30) days after delivery of Sellers' objection notice, Sellers and Buyer fail to resolve the disputed issues with respect to the calculation of the Closing Date Working Capital, then Sellers and Buyers shall submit the issues remaining in dispute to the Accounting Firm for resolution applying the accounting principles, policies and practices referred to in Section 2.7(c). If issues are submitted to the Accounting Firm for resolution, Sellers and Buyer shall furnish or cause to be furnished to the Accounting Firm such books, records, work papers, documents and information relating to the disputed issues as the Accounting Firm may request and are available to the Parties and their respective agents. The Accounting Firm shall prepare and deliver to Sellers and Buyer a written report setting forth and explaining its determination of each disputed issue within sixty (60) days after submission to the Accounting Firm. The determination of the Accounting Firm shall be final, binding and conclusive on the Parties and shall be used in calculating the Closing Date Working Capital and computing the Working Capital Adjustment Amount. Sellers and Buyer each shall bear fifty percent (50%) of the fees and expenses of the Accounting Firm for such determination.

                  (f) The "WORKING CAPITAL ADJUSTMENT AMOUNT" shall be determined by subtracting the Closing Date Working Capital from the Benchmark Working Capital. If the Working Capital Adjustment Amount is a positive number, Sellers and Buyer shall cause the Working Capital Adjustment Amount to be paid and distributed by the Escrow Agent to Buyer from the Escrow Amount in accordance with the Escrow Agreement. If the Working Capital Adjustment Amount is a negative number, Buyer shall pay the Working Capital Adjustment Amount to Hospice USA, on behalf of all Sellers. The payment of the Working Capital Adjustment Amount shall be made together with interest at the annual rate of seven percent (7%), which interest shall begin accruing on the Closing Date and end on the date that the payment is made. Within three (3) Business Days after the calculation of the Closing Date Working Capital becomes final, binding and conclusive on the Parties pursuant to this Section 2.7, the payment provided for in this Section 2.7(f) shall be made by wire transfer of immediately available funds to an account specified in writing by the Party entitled to receive such payment.

                  (g) Subject to any applicable privileges (including the attorney-client privilege), Buyer shall make available to Sellers and, upon request, to the Accounting Firm the books, records, work papers, documents and information used in the preparation and review of the Closing Date Working Capital Statement.

         2.8 CLOSING. Unless this Agreement shall have been terminated pursuant to Article X, the consummation of the Transactions (the "CLOSING") shall take place at the offices of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, located at 165 Madison Avenue, 21st Floor, Memphis, Tennessee, or at such other location as may be agreed upon in writing by Sellers and Buyer. The Closing shall take place at 10:00 a.m. (Central Time) on July 30, 2004, or on such other date as may be agreed upon in writing by Sellers and Buyer (the date on which the Closing occurs is referred to as the "CLOSING DATE"). All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously and shall be deemed to have been effective as of 11:59 p.m. (Central Time) on July 31, 2004, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES OF SELLERS. Except as otherwise indicated on the Disclosure Schedules, Hospice USA represents and warrants as to itself and each Affiliated Seller that is a subsidiary of Hospice USA, and each Seller represents and warrants as to itself, as of the date hereof, as follows:

                  (a) ORGANIZATION AND RELATED MATTERS. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Seller has all necessary power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party. Seller has all necessary power and authority as a limited liability company to own its properties and assets and to carry on the Business as now conducted. Seller is qualified to do business and is in good standing in each jurisdiction, if any, where the ownership or operation of its properties or conduct of its business requires such qualification.

                  (b) FINANCIAL STATEMENTS. Schedule 3.1(b) sets forth Sellers' audited combined financial statements, consisting of a balance sheet, statement of income and changes in members' equity, statement of cash flows, and notes, as of and for each of the years ended December 31, 2002 and 2003, and Sellers' unaudited combined financial statements, consisting of a balance sheet and statement of income and changes in members' equity, as of and for the three
(3) months ended March 31, 2004 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements fairly present in all material respects the combined financial condition of Sellers as of the respective dates thereof and the combined results of operations and cash flows of Sellers for the respective periods then ended. The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein or in the notes thereto, and the books and records of Sellers.

                  (c) NO UNDISCLOSED LIABILITIES. Seller has no Liability except for (i) the Liabilities reflected or reserved against in Seller's unaudited balance sheet as of March 31, 2004, contained in the Financial Statements (the "BALANCE SHEET") and (ii) the Liabilities incurred in the Ordinary Course of Business of Seller since March 31, 2004, none of which, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect.

                  (d) NO MATERIAL ADVERSE EFFECTS. Since March 31, 2004, there has not been any event, circumstance or condition that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect.

                  (e)      TAX RETURNS AND TAXES.

                           (1)      All Tax Returns required to be filed with
respect to Seller or the Business (including any consolidated federal income Tax returns of Seller and any state Tax returns that include Seller on a consolidated, combined or unitary basis) are true, correct, and complete in all material respects and have been timely filed (including extensions). Except as disclosed in Schedule 3.1(e)(1), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return.

                           (2)      Seller has paid, or made adequate provision
for the payment of, all Taxes that have become due, except any such Taxes as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements. All payments of estimated Taxes required to be made with respect to Seller under
Section 6655 of the Code or any comparable provision of Law have been made on the basis of Seller's good-faith estimate of the required installments.

                           (3)      The charges, accruals and reserves with
respect to Taxes set forth in the Balance Sheet and the records of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller's liability for Taxes.

                           (4)      No Tax assessment or deficiency against
Seller has been proposed in writing by any Governmental Entity that has not been resolved prior to the date hereof.

                           (5)      There are no outstanding subpoenas or
requests for information with respect to any Tax Returns of Seller or the Taxes reflected on such Tax Returns.

                           (6)      No claim has ever been made by any
Governmental Entity in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

                           (7)      Schedule 3.1(e)(7) lists all income Tax
Returns filed with respect to Seller for periods ended on or after December 31, 1998, and indicates those that, to the Knowledge of Seller, have been or are currently being audited by any Governmental Entity. Seller has delivered to Buyer complete copies of all such filed federal income Tax Returns and any examination reports and statements of deficiencies assessed against or agreed to by Seller in respect thereof.

                           (8)      All Taxes that Seller is required by Law to
withhold and collect have been duly withheld and collected and, to the extent required, have been paid to the proper Governmental Entity.

                           (9)      No Liens for Taxes exist with respect to any
of the Purchased Assets, except for statutory Liens for Taxes that are not yet due or payable.

                           (10)     There is no deficiency or refund litigation
or any audit or examination pending with respect to any Taxes payable by Seller. Since December 31, 2000, Seller has not received any written notice from any Governmental Entity of the commencement of any deficiency or refund litigation or any audit or examination with respect to any Taxes payable by Seller.

                           (11)     Seller does not have outstanding any
agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax.

                           (12)     Seller is not party to or bound by, and does
not owe any amount pursuant to, any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes) that will require any payment by Seller.

                           (13)     Seller is not a party to any agreement,
contract or arrangement that would result, separately or in the aggregate, in
(i) the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the transactions contemplated hereby or (ii) the payment of any form of compensation or reimbursement for any Tax incurred by any Person arising under Section 280G of the Code.

                           (14)     Seller has reported in a manner for which
there is substantial authority or has adequately disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial underpayment of federal income Tax within the meaning of Section 6662 of the Code, and with respect to Tax Returns filed after the date of this Agreement, will report such positions in such a manner or will adequately disclose them.

                           (15)     Seller (i) has not been a member of an
affiliated group within the meaning of Section 1504(a) of the Code and (ii) has no liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign Law, as a transferee or successor by contract or otherwise.

                  (f)      MATERIAL CONTRACTS.

                           (1)      Schedules 3.1(f)(1)(i), (ii), (iv), (vi),
(vii), (viii), (ix), (x), (xii), (xiii) and (xiv) contain lists, as of the date of this Agreement, of the following Seller Contracts (collectively, the "MATERIAL CONTRACTS"):

                                    (i)      each Seller Contract that involves
the performance of services or the delivery of goods or materials by Seller in an amount in excess of $10,000 during any year;

                                    (ii)     each Seller Contract that involves
the performance of services or the delivery of goods or materials to Seller in an amount in excess of $10,000 during any year;

                                    (iii)    each Seller Contract that was not
entered into in the Ordinary Course of Business and involves the payment or receipt by Seller of more than $10,000 during any year;

                                    (iv)     each Lease with respect to real
property leased or subleased by Seller;

                                    (v)      each Seller Contract that creates a
partnership, limited liability company or joint venture with respect to which Buyer will become obligated or in which Buyer will hold an equity interest after the Closing;

                                    (vi)     each Seller Contract with any
physician, hospital, nursing facility, or other provider or supplier of health care services or products to patients;

                                    (vii)    each Seller Contract with any
consultant;

                                    (viii)   each Seller Contract with any
vendor that provides services relating to billing and reimbursement;

                                    (ix)     each Seller Contract that contains
any non-competition or non-solicitation provision applicable to Seller or that otherwise restricts Seller's business activity or limits Seller's freedom to conduct the Business or to compete with any Person;

                                    (x)      each Seller Contract that contains
any confidentiality or non-disclosure provision;

                                    (xi)     each Seller Contract that is
terminable by any other party thereto upon the sale of the Purchased Assets or the Business;

                                    (xii)    each Seller Contract that is not
terminable by Seller upon ninety (90) days or less notice;

                                    (xiii)   each Seller Contract with any
"business associates" as such term is defined in the Health Insurance Portability and Accountability Act of 1996; and

                                    (xiv)    each Seller Contract with any
Affiliate of Seller.

There are no Material Contracts that fit the descriptions set forth in Sections 3.1(f)(1)(iii), (v) and (xi). The Material Contracts expressly do not include the Excluded Contracts. True and complete copies of the Material Contracts, including all substantive amendments and modifications thereto, have been made available to Buyer.

                           (2)      Each Material Contracts is in full force and
effect and is valid and enforceable by Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors' rights generally and except for the unavailability of equitable remedies.

                           (3)      Seller has performed all of its accrued
obligations under each Material Contract, except for any such non-performance that, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect.

                           (4)      Seller is not in Breach, and has not
received any written notice from any other party thereto that Seller is in Breach, of any Material Contract, except for any such Breach that, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect.

                           (5)      To the Knowledge of Seller, no other party
to any Material Contract is in Breach thereof, except for any such Breach that, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect.

                           (6)      The consummation of the Transactions will
not cause or result in a Breach of any Material Contract, except for any such Breach that, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.

                  (g) OWNED AND LEASED REAL PROPERTY. No real property owned by Seller is included in the Purchased Assets. Seller has paid all rents and other charges that are due and payable under the Leases. No payment under any Lease reflects the value or volume of any referrals of business between the parties thereto. There are no rights or options granted by Seller, or any contractual obligations entered into by it, to sell or otherwise dispose of (including by way of lease or sublease) any interest in or use of any real property used in the Business.

                  (h) TANGIBLE PERSONAL PROPERTY. Schedule 3.1(h) contains a correct and complete list, as of the date of this Agreement, of the items of Tangible Personal Property having a value in excess of $1,000 per item. Seller has good and transferable title to all owned Tangible Personal Property, and a valid leasehold interest in all leased Transferred Personal Property, free and clear of all Liens other than Permitted Liens. Each item of Tangible Personal Property is in good condition and repair (ordinary wear and tear excepted), is usable in the Ordinary Course of Business, is free from material defects (patent and latent), and has been maintained in accordance with normal industry practice.

                  (i) SUFFICIENCY OF ASSETS. The Purchased Assets constitute all of the properties and assets that are reasonably necessary to conduct the Business in the manner presently conducted by Seller, except with respect to future working capital requirements.

                  (j) AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which it is a party have been duly and validly authorized by the governing body of Seller and by all other necessary action on the part of Seller. This Agreement constitutes, and the Related Agreements when executed will constitute, legal, valid and binding obligations of Seller that are enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors' rights generally and except for the unavailability of equitable remedies.

                  (k) NO CONFLICTS. The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which it is a party and the consummation of the Transactions will not:

                           (1)      constitute a Breach of any Governing
Document of Seller;

                           (2)      result in the imposition of any Lien against
any Purchased Asset, except for any such Lien that, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect;

                           (3)      constitute a violation of any applicable
Law, except for any such violation of Law that, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect; or

                           (4)      require Seller to obtain any Approval,
except for (i) any such Approval identified on Schedule 3.1(k) and (ii) any other such Approval the failure of which to obtain, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.

                  (l) ACTIONS. There is no Action pending or, to the Knowledge of Seller, threatened against Seller that (i) questions the validity of this Agreement or any Related Agreement or any action taken or to be taken by Seller in connection herewith or therewith; (ii) seeks to enjoin the consummation of the Transactions; or (iii) except as set forth in Schedule 3.1(l), relates to the Business. No Action identified in Schedule 3.1(l), if adversely determined, is reasonably expected to have a Material Adverse Effect. To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably expected to give rise to or serve as a basis for the commencement of any Action against Seller.

                  (m) ORDERS. To the Knowledge of Seller, there is no Order to which Seller, any of the Purchased Assets, or the Business is subject.

                  (n)      GOVERNMENTAL AUTHORIZATIONS.

                           (1)      Seller possesses all Governmental
Authorizations that are required by any Governmental Entity to conduct the Business as presently conducted by Seller, except for any such Governmental Authorization the failure of which to obtain, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect. Each Governmental Authorization is valid and in full force and effect. Seller is in compliance with all applicable terms and requirements of each Governmental Authorization, except for (i) any such non-compliance that, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect or (ii) any such non-compliance that may be identified and is corrected prior to the Closing Date as a result of the review conducted pursuant to Section 4.8. To the Knowledge of Seller, there is no threatened suspension, cancellation or termination of any Governmental Authorization that is reasonably expected to have a Material Adverse Effect.

                           (2)      Seller has the certificate or certificates
of need listed on Schedule 3.1(n)(2) which, as to each such certificate of need, identifies the county or other service area that it applies to and whether it is transferable to Buyer.

                           (3)      Seller is certified for participation and
reimbursement under Titles XVIII and XIX of the Social Security Act (the "MEDICARE AND MEDICAID PROGRAMS"), the Civilian Health and Medical Program of the Uniformed Services (the "CHAMPUS PROGRAM"), and the TRICARE Program (the Medicare and Medicaid Programs, the CHAMPUS Program, the TRICARE Program, and such other similar federal, state or local reimbursement or governmental programs for which the Business is eligible are referred to collectively as the "GOVERNMENTAL PROGRAMS"). Seller currently participates in the Governmental Programs pursuant to provider agreements (the "PROVIDER AGREEMENTS") and in private, non-governmental programs (including any private insurance program) under which it directly or indirectly is presently receiving payments (such private, non-governmental programs are referred to collectively as "PRIVATE PROGRAMS").

                           (4)      Schedule 3.1(n)(4) contains a correct and
complete list of all Governmental Authorizations (including the name of the issuing Governmental Entity and the expiration date) and all provider numbers and Provider Agreements under all Governmental Programs and Private Programs that are held by Seller for the conduct of the Business. True and complete copies of all such Governmental Authorizations, provider numbers and Provider Agreements, and all surveys, reviews and audits of Seller or the Business conducted in connection with any Governmental Program or Private Program by any licensing or accrediting authority since December 31, 2001, that are in the possession of Seller, have been made available to Buyer.

                           (5)      Seller is not in Breach or violation of, and
there is no pending Action or Order with respect to, any of the items listed in
Schedule 3.1(n)(4), except for (i) any such Breach, violation, Action or Order that, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect or (ii) any such Breach or violation that may be identified and is corrected prior to the Closing Date as a result of the review conducted pursuant to Section 4.8. Seller has not received any notice of any action pending or recommended by any federal or state Governmental Entity having jurisdiction over the items listed in Schedule 3.1(n)(4) either to revoke, withdraw or suspend any Governmental Authorization or to terminate or modify the participation of Seller in any Governmental Program or Private Program. To the Knowledge of Seller, no event has occurred that, with or without notice or the passage of time, (i) would constitute a Breach or violation of, or would constitute grounds for an Action or Order with respect to, any of the items listed in Schedule 3.1(n)(4), except for (A) any such Breach, violation, Action or Order that, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect, or (B) any such Breach or violation that may be identified and is corrected prior to the Closing Date as a result of the review conducted pursuant to Section 4.8, or (ii) would constitute a basis to revoke, withdraw or suspend any Governmental Authorization or to terminate or modify the participation of Seller in any Government Program or Private Program, except for any such basis that may be identified and is eliminated prior to the Closing Date as a result of the review conducted pursuant to Section 4.8. There has been no decision by Seller not to renew any provider number, Provider Agreement or third-party payor agreement relating to the Business.

                           (6)      Seller has timely filed all claims and
reports required to be filed by Seller prior to the date hereof with respect to the Governmental Programs and Private Programs, all fiscal intermediaries and/or carriers, and other insurance carriers. Except for the 2003 cap reports which will be amended prior to the Closing Date pursuant to Section 4.5, all such claims and reports are complete and accurate in all material respects and have been prepared in material compliance with all applicable Laws governing reimbursement and payment claims. Schedule 3.1(n)(6) sets forth a correct and complete list of all additional document requests ("ADRS") made by Governmental Programs or Private Programs to which Seller has not responded and all denials of claims currently being appealed by Seller. True and complete copies of all such claims and reports for the year ended December 31, 2003, have been made available to Buyer. Except with respect to the 2003 cap reports which will be amended prior to the Closing Date in accordance with Section 4.5, Seller has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such claims and reports, has not claimed or received reimbursements from Governmental Programs or Private Programs in excess of the amounts permitted by applicable Law, and, to the Knowledge of Seller, has no Liability under any Governmental Program or Private Program, other than any refund, overpayment, discount or adjustment that occurs in the Ordinary Course of Business. Except as disclosed in Schedule 3.1(n)(6), (i) there are no pending appeals, adjustments, challenges, litigation or notices of intent to audit and, to the Knowledge of Seller, no audits or inquires with respect to such prior claims or reports, except for such appeals or individual claim denials that occur in the Ordinary Course of Business or that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect, and (ii) to the Knowledge of Seller, since December 31, 2001, Seller has not been audited, surveyed or otherwise examined in connection with any Governmental Program or Private Program. Except for the amended 2003 cap reports to be filed pursuant to Section 4.5 and for reports that are not yet due, there are no reports required to be filed by Seller in order to be paid under any Governmental Program or Private Program for services rendered.

                  (o) COMPLIANCE WITH LAW. Seller is in compliance with all Laws applicable to Seller or the Business (including those pertaining to confidentiality of patient information, occupational safety and health, workers' compensation, unemployment, and building and zoning codes), except for any such non-compliance that, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect; provided, however, that with respect to Environmental Law and Healthcare Law, the representations and warranties set forth in Sections 3.1(n), 3.1(s), 3.1(t), 3.1(aa), 3.1(bb), 3.1(cc), and 3.1(dd) shall control. Seller has not received any notice or charge from any Governmental Entity asserting any violation of Law or any Liability with respect thereto. To the Knowledge of Seller, Seller is not relying on any exemption from or deferral of any Law that would not be available to Buyer after the Closing. To the Knowledge of Seller, there are no pending changes in applicable Law that would prevent Buyer from conducting the Business after the Closing in substantially the same manner as currently conducted by Seller.

                  (p)      EMPLOYEE PLANS.

                           (1)      Seller has made available to Buyer true and
complete copies of each Employee Plan, including (i) any associated trust, custodial, insurance or service agreement, (ii) any annual report, actuarial report or disclosure materials (including any summary plan description) submitted to any Governmental Entity or distributed to participants or beneficiaries thereunder since December 31, 1997, and (iii) the most recently received IRS determination letter and any governmental advisory opinions or rulings.

                           (2)      Each Employee Plan is maintained and
operated in compliance with the terms of such Employee Plan and with all applicable Laws (including ERISA and the Code, and whether as a matter of substantive law or as necessary to secure favorable tax treatment), except for any such non-compliance that, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect. Each Employee Plan intended to qualify under Section 401(a) of the Code and each trust forming part of an Employee Plan intended to qualify under Section 501(c)(9) of the Code is identified in Schedule 3.1(p)(2) and has been determined by the IRS to be so qualified, and nothing has occurred since the date of the last such determination as to each such plan or trust that has resulted or is reasonably expected to result in the revocation of such determination as to such plan or trust.

                           (3)      Seller has not made any communication,
report, or disclosure that, at the time made, did not reflect accurately in all material respects the terms and operations of any Employee Plan.

                           (4)      Seller does not have any unsatisfied
Liability, and is not reasonably expected to incur any Liability that is reasonably expected to become a Liability of Buyer, with respect to any Employee Plan.

                           (5)      Seller has paid in full all contributions
required to be paid under each Employee Plan.

                  (q) NO BROKERS OR FINDERS. Other than SunTrust Robinson Humphrey, . whose fees will be paid by Seller, no agent, broker, finder, investment or commercial banker, or other Person engaged by or acting on behalf of Seller in connection with the negotiation, execution or performance of this Agreement or the Transactions is or will be entitled to any broker's, finder's or similar fee or other commission arising in connection with this Agreement or the Transactions.

                  (r) OPERATION IN THE ORDINARY COURSE. Except as provided for or contemplated in this Agreement, since March 31, 2004, Seller has conducted the Business only in, and has not engaged in any transaction other than in, the Ordinary Course of Business, and has not:

                           (1)      borrowed any amount or incurred any
Liability other than current liabilities shown on the Balance Sheet and current liabilities incurred since March 31, 2004, none of which, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect;

                           (2)      subjected any of the Purchased Assets to any
Lien;

                           (3)      sold, transferred, assigned, leased or
otherwise disposed of any of the Purchased Assets or acquired any properties or assets, in each case with a value to Seller in excess of $10,000, other than in the Ordinary Course of Business;

                           (4)      canceled or compromised any debt or claim,
in each case with a value to Seller in excess of $10,000, other than in the Ordinary Course of Business;

                           (5)      intentionally or knowingly waived or
released any rights, in each case with a value to Seller in excess of $10,000;

                           (6)      (i) made or granted any wage, salary or
benefit increase applicable to any group or classification of employees of Seller generally or any member or employee of Seller individually other than in the Ordinary Course of Business; (ii) entered into any employment or severance agreement with, or made any loan to, any member or employee of Seller; or (iii) hired, committed to hire, or terminated any employee other than in the Ordinary Course of Business;

                           (7)      suffered any loss of or damage to any of the
Purchased Assets, whether or not covered by insurance, which affects in a material respect its ability to conduct the Business;

                           (8)      received any notice or other communication
of the cancellation or threatened cancellation of, or cancelled, amended or intentionally or knowingly waived any rights under, any Material Contract;

                           (9)      made any material change in any accounting
principle, policy or practice used by Seller;

                           (10)     received any notice or other communication
from any patient referral source of its intention to discontinue its relationship or reduce its existing level of business with Seller, which occurrence, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect;

                           (11)     maintained inventory levels, collected
accounts receivable, or paid accounts payable other than in the Ordinary Course of Business;

                           (12)     paid any dividend or made any distribution
to its members other than in the Ordinary Course of Business; or

                           (13)     agreed, in writing or otherwise, to take any
action described in this Section 3.1(r).

                  (s)      ENVIRONMENTAL MATTERS.

                           (1)      Seller is in compliance with, and has filed
all notices that are required under, all applicable Environmental Laws, except for any such non-compliance or failure to file that, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect. Seller does not have any Liability under any Environmental Law. Seller is not, and has not received any notice that it is, subject to any claim of Liability or any enforcement action by any Governmental Entity on the basis of its non-compliance with any Environmental Law.

                           (2)      Seller possesses all Government
Authorizations that are required under applicable Environmental Law for the conduct of the Business as presently conducted by Seller. Seller is in compliance with all applicable terms and requirements of each Governmental Authorization, except for any such non-compliance that, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect. Seller is not, and has not received any notice that it is, subject to any claim of Liability or any enforcement action by any Governmental Entity on the basis of its non-compliance with any Governmental Authorization.

                           (3)      Seller has not entered into or agreed to,
and currently does not intend to enter into or agree to, any consent decree or order, and Seller and the Business are not subject to any Order relating to compliance with, or the cleanup of Hazardous Substances under, any applicable Environmental Law.

                           (4)      Seller is not, and has not been at any time
since December 31, 1998, involved in or subject to any Action under any applicable Environmental Law.

                           (5)      Seller has not paid, and since December 31,
1998, has not incurred any Liability for the payment of, any fine, penalty or assessment arising from its violation of any applicable Environmental Law or any Governmental Authorization issued to Seller pursuant to any applicable Environmental Law.

                           (6)      To the Knowledge of Seller, none of the real
properties leased by Seller with respect to the Business, or any of the improvements or equipment thereon, contain any asbestos, polychlorinated biphenyl, or underground storage tank.

                           (7)      Seller has made available to Buyer true and
complete copies of all files of Seller relating to environmental matters affecting the Business.

                  (t)      HEALTHCARE LEGAL MATTERS. With respect to the
Business:

                           (1)      Seller has complied, and is in compliance,
with all Healthcare Laws applicable to Seller or the Business, except for (i) any such non-compliance that, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect or (ii) any such non-compliance that may be identified and is corrected prior to the Closing Date as a result of the review conducted pursuant to Section 4.8. Since December 31, 2000, Seller has maintained all records required to be maintained in connection with the Medicare and Medicaid Programs as required by applicable Healthcare Laws, except for such record that may be identified and is corrected prior to the Closing Date as a result of the review conducted pursuant to Section 4.8.

                           (2)      Without limiting the foregoing, Seller has
not engaged in any activities that are prohibited under 42 U.S.C. Sections 1320a-7, 1320a-7a, 1320a-7b, 1395nn, and 1396b, 31 U.S.C. Sections 3729-3733,
the federal CHAMPUS/TRICARE statute, or any other federal or state statutes related to false or fraudulent claims, the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations, including the following:

                                    (i)      knowingly and willfully making or
causing to be made any false statement or representation of a material fact in any application for any benefit or payment;

                                    (ii)     knowingly and willfully making or
causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                                    (iii)    failing to disclose knowledge by a
claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and

                                    (iv)     knowingly and willfully soliciting
or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration in return for
(A) referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) purchasing, leasing, or ordering or arranging for or recommending the purchasing, leasing, or ordering of any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid, including (i) making or receiving payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement or otherwise; (ii) making or receiving payments for the use of premises leased to or from a physician, a family member of a physician, or an entity in which a physician or family member has an ownership or investment interest; and (iii) making or receiving payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician, or an entity in which physician or family member has an ownership or investment interest.

                           (3)      Schedule 3.1(t)(3) lists all financial
relationships (whether or not memorialized in writing), including any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest, that Seller has had with any individual known by Seller to be a physician or an immediate family member of a physician since June 1, 1998, in connection with the Business. For purposes of this Section 3.1(t)(3), the term "financial relationship" has the meaning set forth in 42 U.S.C. Section 1395nn and the regulations promulgated thereunder.

                           (4)      Seller has not received any notice
indicating that its qualification as a participating provider in any Governmental Program or Private Program may be terminated or withdrawn, nor does Seller have any reason to believe that such qualification may be terminated or withdrawn, except on account of any issue that may be identified and is corrected prior to the Closing Date as a result of the review conducted pursuant to Section 4.8.

                           (5)      No member of Seller or, to the Knowledge of
Seller, Business Employee or other party to any Seller Contract who furnishes services or supplies which may be reimbursed in whole or in part under any Governmental Program:

                                    (i)      has been convicted of or charged
with any violation of Law related to Medicare, Medicaid, any other Federal Health Care Program (as defined in 42 U.S.C. Section 1320a-7b(f)), or any other Governmental Program;

                                    (ii)     has been convicted of, charged
with, or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or

                                    (i)      is excluded, suspended or debarred
from participation, or is otherwise ineligible to participate, in Medicare, Medicaid, any other Federal Health Care Program, or any other Governmental Program or has committed any violation of Law which is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

                  (u) CERTAIN PAYMENTS. Neither Seller nor, to the Knowledge of Seller, any member, officer, employee or agent of Seller has, directly or indirectly, in violation of any Law in connection with the Business
(i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, including (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, or (c) to obtain special concessions or pay for special concessions already obtained for or in respect of Seller; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

                  (v)      LABOR MATTERS.

                           (1)      Schedule 3.1(v)(1) contains a correct and
complete list of (i) the name, job title, current compensation paid or payable, vacation accrued, and service credited for purposes of vesting and eligibility to participate under any Employee Plan, for each employee of or consultant to Seller, and (ii) all existing employment, management, consulting and other similar Contracts (whether written or oral) with any individual employed or retained by Seller, which are not terminable at will. True and complete copies of all such written Contracts or written summaries of all such oral Contracts have been made available to Buyer.

                           (2)      Except as set forth on Schedule 3.1(v)(2),
Seller has no information indicating that any management or key employee of Seller intends to terminate his or her employment with Seller.

                           (3)      Seller is in compliance with all applicable
Laws relating to employment practices, the calculation and payment of wages (including overtime and maximum hours of work), equal employment opportunity (including prohibitions on discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age, workers compensation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act, except for any such non-compliance that, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect.

                           (4)      There is no existing or, to the Knowledge of
Seller, threatened strike, work stoppage, slowdown or picketing involving Seller's employees. To the knowledge of Seller, its labor relations are satisfactory.

                           (5)      No charge of discrimination against Seller
is pending or, to the Knowledge of Seller, threatened before the Equal Employment Opportunity Commission or any other Governmental Entity.

                           (6)      Except as set forth on Schedule 3.1(v)(6),
no workers' compensation claim is pending against Seller, and Seller has no Knowledge of any facts that would give rise to such a claim.

                           (7)      Except as set forth on Schedule 3.1(v)(7),
since December 31, 2000, Seller (i) has not been the subject of any audit or investigation by any Governmental Entity charged with the enforcement of the Laws described in Section 3.1(v)(3), including the Department of Labor Wage and Hour Division, the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Program, the Immigration and Naturalization Service, the Occupational Safety and Health Administration, and the National Labor Relations Board; and (ii) has not operated under any remedial order or consent decree issued by any such Governmental Entity.

                           (8)      Seller does not maintain any written
federal, state or local affirmative action plan or program with respect to the Business.

                           (9)      Seller is not a party to any existing
collective bargaining agreement and, to the Knowledge of Seller, there are no union-organizing activities involving the Business Employees.

                  (w)      INTELLECTUAL PROPERTY.

                           (1)      With respect to the Intellectual Property,
Schedule 3.1(w)(1) lists all Marks, management information systems (including payroll, accounting, billing, receivables, payables, customer service, supplier, human resources, and e-mail systems), computer software, internet websites, internet domain names, telephone numbers, fax numbers, and e-mail addresses owned or licensed by Seller and used in the Business.

                           (2)      Seller does not own any registered
Intellectual Property.

                           (3)      Schedule 3.1(w)(3) contains a list and
summary description (including any royalty or other payment required to be made by Seller) of all Seller Contracts pursuant to which Seller licenses or otherwise has acquired the right to use any Intellectual Property, except for any perpetual, paid-up license for commonly available computer software programs under which Seller is the licensee (the "IP LICENSE CONTRACTS"). Each IP License Contract is valid, binding and in full force and effect. Seller and, to the Knowledge of Seller, the other party to each IP License Contract are in compliance with all applicable terms and requirements of such IP License Contract, except for any such non-compliance that, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect. The consummation of the Transactions will not result in any Breach of any IP License Agreement, except for any such Breach that, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.

                           (4)      The Intellectual Property constitutes all of
the intellectual properties and assets necessary for the operation of the Business as presently conducted by Seller.

                           (5)      Seller is the owner of all right, title and
interest in and to, or the licensee of, the Intellectual Property, free and clear of all Liens other than Permitted Liens. Seller has not transferred ownership of, or granted any license to, any Intellectual Property to any Person. Except as provided for in the IP License Contracts, Seller has no Liability to any Person by reason of the ownership, development, use, license, distribution or other disposition of the Intellectual Property.

                           (6)      Seller's rights to use the Intellectual
Property are valid and enforceable, and no Person has asserted against Seller any claim that any such right is invalid or unenforceable. All such rights are in full force and effect and all actions required to maintain them have been taken, including the payment of all fees and filing of all documents with the relevant Governmental Entities.

                           (7)      The documentation relating to all trade
secrets and other proprietary information included in the Intellectual Property (the "TRADE SECRETS") is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Seller has an unqualified right to use all Trade Secrets. The Trade Secrets are not part of the public knowledge and, to the Knowledge of Seller, have not been used or appropriated either for the benefit of any other Person or to the detriment of Seller. Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets.

                           (8)      To the Knowledge of Seller, no Person has
infringed on or misappropriated, or is infringing on or misappropriating, any Intellectual Property. No Action is pending or, to the Knowledge of Seller, threatened against Seller relating to any Intellectual Property.

                           (9)      To the Knowledge of Seller, Seller has not
infringed on or misappropriated, or is not infringing on or misappropriating, any intellectual property rights of any other Person. No Action is pending or, to the Knowledge of Seller, threatened against Seller relating to the intellectual property rights of any other Person.

                  (x) INSURANCE. Seller has made available to Buyer true and complete copies of all material fire and casualty, general liability, professional liability, business interruption, product liability and other insurance policies maintained by Seller as of the date hereof. All such insurance policies are in full force and effect and, to the Knowledge of Seller, no event has occurred that would give any insurance carrier a right to terminate any such policy. Since December 31, 2001, Seller has not been denied any insurance policy for which it has applied and has not had any insurance policy revoked or rescinded. All such insurance policies are adequate to insure against the risks to which Seller and the Business are exposed in such amounts and subject to such terms as are commercially reasonable, including coverage for claims applicable to the period prior to the Closing Date.

                  (y)      AFFILIATED TRANSACTIONS. Except as disclosed in
Schedule 3.1(y), no Affiliate of Seller (other than another Seller) has, or since December 31, 2001, has had, any interest in any property (whether real, personal or mixed, and whether tangible or intangible) used in or pertaining to the Business. Neither Seller nor any Affiliate of Seller (other than another Seller) owns, of record or as a beneficial owner, any equity interest or any other financial or profit interest in any Person that has (i) had business dealings or a financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 3.1(y), each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with Seller with respect to the Business in any market presently served by Seller.

Except as set forth in Schedule 3.1(y), Seller has no related-party accounts in respect of the Business with any Affiliate of Seller (other than another Seller). Schedule 3.1(y) sets forth a description of all material products or services provided by any Affiliate of Seller (other than another Seller) to Seller and the manner in which the costs of providing such products or services have been allocated to Seller. Except as set forth in Schedule 3.1(y), no Affiliate of Seller (other than another Seller) is a party to any Contract with, or has any claim or right against, Seller in connection with the Business.

                  (z) CHANGES IN SUPPLIERS AND THIRD-PARTY PAYORS. Seller has not received any notice (written or oral) from any Person supplying products, materials or drugs to Seller that it intends to (i) cease selling such products, materials or drugs to Seller, (ii) limit or reduce such sales to Seller, or (iii) increase the prices at which such sales are made to Seller. Seller has not received any notice (written or oral) from any third-party payor that it intends to terminate, limit or reduce its business relations with Seller in the event of a sale of the Business or otherwise.

                  (aa) INSPECTIONS AND INVESTIGATIONS. Except as set forth on Schedule 3.1(aa):

                           (1)      neither the right of Seller nor, to the
Knowledge of Seller, the right of any licensed professional or other individual associated with the Business to receive reimbursements pursuant to any Private Program has been terminated or otherwise adversely affected as a result of any inspection or action by any Governmental Entity;

                           (2)      since December 31, 2000, neither Seller nor,
to the Knowledge of Seller, any licensed professional or other individual who is a party to a Seller Contract has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such individual, nor has Seller received any notice of deficiency during such period in connection with the operations of the Business, except for any such deficiency that may be identified and is corrected prior to the Closing Date as a result of the review conducted pursuant to Section 4.8;

                           (3)      there is not presently, and on the Closing
Date there will not be, any outstanding deficiency imposed by any Governmental Entity requiring Seller's compliance with any applicable Law, including any Law relating to the Governmental Programs and Private Programs; and

                           (4)      Seller has not received any notice of any
claim, requirement or demand of any Governmental Entity to provide additional personnel, training or supervision so as to conform to or comply with any existing Law. True and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in Schedule 3.1(aa) have been made available to Buyer.

                  (bb)     CERTAIN RELATIONSHIPS. Except as set forth in
Schedule 3.1(bb), in connection with the Business, neither Seller nor any of its members or officers has entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any Person, including a hospital or a drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for, Seller.

                  (cc) RATES AND REIMBURSEMENT POLICIES. Seller does not have any reimbursement or payment rate appeals, disputes or contested positions pending before any Governmental Entity or any administrator of any Private Program with respect to the Business.

                  (dd) GUARANTEES, WARRANTIES AND DISCOUNTS. Seller has not given any guarantee, warranty or discount in respect of any of the products sold or the services provided by it. Seller is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its suppliers or customers.

                  (ee) DISCLOSURE. To the Knowledge of Seller, Seller has not withheld any fact relating to the ongoing business decisions or financial condition of the Business from Buyer, the disclosure of which would have been viewed by a reasonable purchaser of the Purchased Assets as having significantly altered the total mix of information available to such purchaser. The copies of all documents which have been delivered or made available to Buyer are true and complete copies thereof and include all written amendments, supplements or modifications thereto or waivers thereunder.

                  (ff) ACCOUNTS RECEIVABLE. All accounts receivable of Seller have arisen in the Ordinary Course of Business and are owned free and clear of any Lien other than Permitted Liens. To the Knowledge of Seller, and except to the extent paid prior to the Closing Date, all such accounts receivable are collectible, net of reserves for doubtful accounts and contractual adjustments, in full in the Ordinary Course of Business and are not subject to any valid counterclaim, set-off or defense. Seller has not altered its credit policies or practices since December 31, 2002.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3.1, SELLER HAS NOT MADE AND SHALL NOT BE BOUND BY ANY EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, GUARANTEE, PROMISE, STATEMENT, INDUCEMENT OR OTHER INFORMATION OF ANY KIND OR NATURE WITH RESPECT TO SELLER, THE BUSINESS, THE PURCHASED ASSETS, OR ANY OTHER MATTER. SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES WHATSOEVER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS.

         3.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants as of the date hereof as follows:

                  (a) ORGANIZATION AND RELATED MATTERS. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party. Buyer has all necessary corporate power and authority to own its properties and assets and to carry on its business as now being conducted. Buyer is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification.

                  (b) AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements to which it is a party have been duly and validly authorized by the board of directors of Buyer and the board of directors of Beverly Enterprises, Inc. and by all other necessary corporate action on the part of Buyer. This Agreement constitutes, and the Related Agreements when executed will constitute, legal, valid and binding obligations of Buyer that are enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors' rights generally and except for the unavailability of equitable remedies.

                  (c) NO CONFLICTS. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements to which it is a party and the consummation of the Transactions will not:

                           (1)      constitute a Breach of any Governing
Document of Buyer or any Contract to which Buyer is a party or by which its assets or properties may be bound;

                           (2)      result in the imposition of any Lien against
any assets or properties of Buyer, except for any such Lien that, individually or in the aggregate, is not reasonably expected to have a material adverse effect on the business, operations, assets or financial condition of Buyer;

                           (3)      constitute a violation of any applicable
Law, except for any such violation of Law that, individually or in the aggregate, is not reasonably expected to have a material adverse effect on the business, operations, assets or financial condition of Buyer; or

                           (4)      require Buyer to obtain any Approval, except
for any such Approval the failure of which to obtain, individually or in the aggregate, is not reasonably expected to have a material adverse effect on the business, operations, assets or financial condition of Buyer.

                  (d) ORDERS AND ACTIONS. There is no Order or Action pending or, to the Knowledge of Buyer, threatened against Buyer that (i) questions the validity of this Agreement or any Related Agreement or any action taken or to be taken by Buyer in connection herewith or therewith or (ii) enjoins or seeks to enjoin the consummation of the Transactions. To the Knowledge of Buyer, no event has occurred or circumstance exists that is reasonably expected to give rise to or serve as a basis for the issuance of any such Order or the commencement of any such Action against Buyer.

                  (e) COMPLIANCE WITH LAW. Buyer is in compliance with all Laws applicable to Buyer or its business, except for any such non-compliance that, individually or in the aggregate, has not had and is not reasonably expected to have a material adverse effect on the business, operations, assets or financial condition of Buyer.

                  (f) NO BROKERS OR FINDERS. Other than Abstract Business Brokers, LLC, whose fees will be paid by Buyer, no agent, broker, finder, investment or commercial banker, or other Person engaged by or acting on behalf of Buyer in connection with the negotiation, execution or performance of this Agreement or the Transactions is or will be entitled to any broker's, finder's or similar fee or other commission arising in connection with this Agreement or the Transactions.

                  (g) AVAILABILITY OF FUNDS. Buyer currently has immediately available funds in cash or cash equivalents, and will at the Closing have immediately available funds in cash, which are sufficient to pay the Purchase Price.

                                   ARTICLE IV
                            COVENANTS WITH RESPECT TO
                           THE PERIOD PRIOR TO CLOSING

         4.1 ACCESS. During the period from the date of this Agreement to the Closing Date, and subject to applicable Laws, Sellers shall authorize and permit Buyer and its officers, employees, auditors, counsel and other representatives to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Business or the other businesses of Sellers, to (i) the facilities of Seller as Buyer may from time to time reasonably request, (ii) the properties, books and records relating to the Business as Buyer may from time to time reasonably request, and (iii) the officers of Seller, in each case to the extent necessary or appropriate, for the purposes of obtaining any necessary Approvals of or Governmental Authorizations for the Transactions and familiarizing Buyer with developments relating to the Business arising after the date hereof, and (iv) the employees of Seller, in each case as necessary to discuss terms of future employment with Buyer. All requests for access to such properties, books and records and other information shall be made to such of Sellers' representatives as Sellers shall designate, who shall be solely responsible for coordinating and shall coordinate all such requests and all access permitted hereunder. Any information provided to Buyer or its representatives in accordance with this Section 4.1 shall be subject to the terms of the confidentiality agreement dated April 5, 2004, between Buyer and Hospice USA (the "CONFIDENTIALITY AGREEMENT").

         4.2 CONDUCT OF BUSINESS. During the period from the date of this Agreement to the Closing Date, except as contemplated by this Agreement, Sellers shall not, without the prior consent of Buyer, which may not be unreasonably withheld or delayed:

                  (a) conduct the Business except in the Ordinary Course of Business in all material respects;

                  (b) except to the extent required by any collective bargaining agreement or by the terms of employment or consulting agreements as in effect on the date of this Agreement, and disclosed to Buyer on the appropriate Disclosure Schedule, (i) increase in any material respect the compensation, pension, welfare or fringe benefits of any of the Business Employees, except for increases in the Ordinary Course of Business, (ii) enter into any material new, or amend in any material respect any existing, severance or change in control plan, or (iii) enter into any Contract of employment involving annual base compensation in excess of $65,000 (other than Contracts terminable by Buyer without liability immediately following the Closing);

                  (c) sell, transfer, lease, license, mortgage, encumber or otherwise dispose of any material Purchased Assets, except (i) for dispositions of property not greater than $10,000 individually or $50,000 in the aggregate,
(ii) for sales of inventory or obsolete equipment in the Ordinary Course of Business, (iii) as contemplated by this Agreement, or (iv) for Permitted Liens;

                  (d) make any capital expenditures or commitment with respect thereto in excess of $10,000 individually or $50,000 in the aggregate (including the value of new equipment subject to lease as specified in clause
(f) below), except in the Ordinary Course of Business pursuant to any Contracts in effect on the date hereof or entered into in compliance with this Section 4.2;

                  (e)      except in connection with a lease pursuant to clause
(f) below, incur any indebtedness for borrowed money, other than indebtedness incurred in the Ordinary Course of Business, to be repaid at or prior to the Closing or to be included in the calculation of the Closing Date Working Capital;

                  (f) enter into any leases for new or existing equipment, which equipment has a value in excess of $10,000 individually or $50,000 in the aggregate;

                  (g) enter into any joint venture, partnership or other similar arrangement;

                  (h) except as required by its terms, amend in any material respect or terminate any Material Contract;

                  (i)      enter into any new Material Contract; or

                  (j) agree to or make any commitment to take any actions prohibited by this Section 4.2;

provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Sellers' operations prior to the Closing Date.

                  Buyer hereby designates the two officers of Buyer or its Affiliates listed on Schedule 4.2, or such other officers as Buyer may designate upon written notice to Sellers (the "BUYER'S REPRESENTATIVES"), to be responsible for determining whether consent to any action prohibited by this
Section 4.2 shall be given by Buyer. Sellers hereby designate the two officers of Sellers listed on Schedule 4.2, or such other officers as Sellers may designate upon written notice to Buyer (the "SELLERS' REPRESENTATIVES"), to contact the Buyer's Representatives with any requests for consent to any action prohibited by this Section 4.2. The Buyer's Representatives shall respond promptly in writing to any request made by the Sellers' Representatives for consent to the taking of any action under this Section 4.2. If the Buyer's Representatives do not respond to any request made by the Sellers' Representatives within three (3) Business Days of its receipt, such consent will be deemed to have been given. Sellers may rely on any consent given in writing or orally by either of the Buyer's Representatives. The time periods within which the Buyer's Representatives must respond shall commence on the date on which either of the Buyer's Representatives receives a written or oral request for consent.

         4.3      EFFORTS; NO INCONSISTENT ACTION.

                  (a) Subject to the terms and conditions hereof, Buyer and Sellers shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions and to cause the conditions to each other's obligation to close the Transactions as set forth in Article VIII to be satisfied. In addition, each of Buyer and Sellers shall be given notice of and a reasonable opportunity to participate in contacts with any Governmental Entity regarding antitrust or merger control matters. Buyer and Sellers shall cooperate with each other to the extent reasonable in connection with the foregoing.

                  (b) In furtherance and not in limitation of the foregoing, Buyer and Sellers shall use their commercially reasonable efforts to file any applications with any Governmental Entity whose Approval is required in connection with the consummation of the Transactions, including specifically a premerger notification report under the HSR Act, as promptly as practicable following the date hereof. Buyer and Sellers shall cooperate and use their respective commercially reasonable efforts to obtain any and all Approvals required for the Closing, to respond to any request for information from a Governmental Entity, and to contest and resist any Action and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transactions.

                  (c) Buyer and Sellers shall notify and keep the other advised as to (i) any material communication from any Governmental Entity regarding any of the Transactions and (ii) any Action pending and known to such Party or, to its Knowledge, threatened, which challenges the Transactions. Buyer and Sellers shall not take any action inconsistent with their obligations under this Agreement that would materially hinder or delay the consummation of the Transactions.

                  (d) Prior to the Closing, the Parties shall use commercially reasonable efforts to obtain, and cooperate with the other Party hereto in obtaining, all Approvals by any Governmental Entity or other Person necessary for the consummation of the Transactions; provided, however, that Sellers shall have no obligation to give any guarantee or other consideration of any nature in connection with the receipt of any Approval.

                  (e) All documents required to be filed by any of the Parties with any Governmental Entity in connection with this Agreement or the Transactions will comply in all material respects with the provisions of applicable Law.

         4.4 SUPPLEMENTAL DISCLOSURE. Sellers shall have the right, from time to time prior to the Closing, to supplement or amend any Disclosure Schedule with respect to the matters described in Article III that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule; provided, however, that no such amendment shall bind Buyer to assume any Liability stated therein unless agreed to by Buyer. Any such supplemental disclosure will, upon the Closing, be deemed to have cured any Breach of any representation or warranty made in this Agreement (it being understood that the consummation of the Closing will be deemed to constitute a waiver of any such Breach), but will not be deemed to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in
Section 8.2 have been satisfied.

         4.5 2003 CAP REPORTS. Within ten (10) days after the date of this Agreement, Sellers shall prepare and deliver to their fiscal intermediary amended cap reports with respect to the twelve-month period from September 28, 2002, to September 27, 2003, which address certain issues identified by the Parties prior to the date hereof. Sellers shall provide Buyer with a reasonable opportunity to review the amended cap reports and to provide comments thereon before Sellers deliver them to the fiscal intermediary.

         4.6 CERTAIN SELLER CONTRACTS. During the period from the date of this Agreement to the Closing Date, Sellers shall amend or replace the Seller Contracts listed on Schedule 4.6 in a manner to be discussed and agreed upon by the Parties.

         4.7 FIELD LEADERSHIP VACANCIES. During the period from the date of this Agreement to the Closing Date, Sellers shall use their commercially reasonable efforts to hire employees to fill any and all vacancies in the positions of Executive Director or Patient Care Administrator of the hospice programs that may exist from time to time. Sellers shall consult with Buyer regarding the candidates to be considered for hiring and hired for the these positions before Sellers make any hiring decisions, provided that thereafter such hiring decisions shall be made by Sellers in their sole discretion.

         4.8 OUTSIDE REVIEW. Within five (5) Business Days after the date of this Agreement, Sellers shall engage The Corridor Group, Inc. ("CORRIDOR") to review certain aspects of the operation of the Business that have been discussed and agreed upon by the Parties. Notwithstanding the foregoing, in lieu of Corridor, Sellers shall have the right to engage an alternative consultant, which shall be reasonably satisfactory to Buyer, to perform such review in the event that Sellers are not able to reach agreement with Corridor, within a reasonable period of time, on the terms of the engagement (including those with respect to the compensation of Corridor for its services) which must be commercially reasonable and at least as favorable to Sellers as those that Corridor currently provides to Buyer. As Corridor (or an alternative consultant) conducts its review and delivers its recommendations to Sellers and in any event prior to the Closing Date, Sellers shall take any and all necessary, appropriate and commercially reasonable actions to implement such recommendations to the extent that Sellers in good faith concur therewith.

                                   ARTICLE V
                              CONTINUING COVENANTS

         5.1      COOPERATION.

                  (a) After the Closing Date, upon Buyer's request and at Buyer's expense, and without necessity of subpoena, Sellers shall (i) cause their officers, employees, auditors, counsel and other representatives to cooperate with Buyer and its officers, employees, auditors, counsel and other representatives and (ii) provide Buyer and its representatives with reasonable access to Sellers' books and records during normal business hours and upon reasonable notice to Sellers, in each case for the purposes of enabling or rendering assistance to Buyer to (A) conduct the Business after the Closing Date, (B) address and respond to any matter that may arise from Sellers' ownership of the Purchased Assets and conduct of the Business prior to the Closing Date or their retention of the Excluded Assets and Excluded Liabilities after the Closing Date, (C) prepare the Closing Date Working Capital Statement, any financial statement, or Tax Return, (D) contest or defend any Action (other than any Action between the Parties), or (E) comply with any Legal Requirement. Sellers' obligations under this Section 5.1(a) are in addition to Sellers' other obligations to cooperate with Buyer contained elsewhere in this Agreement.

                  (b) After the Closing Date, upon any Seller's request and at such Seller's expense, and without necessity of subpoena, Buyer shall (i) cause its officers, employees, auditors, counsel and other representatives to cooperate with Seller and its officers, employees, auditors, counsel and representatives and (ii) provide Seller and its representatives with reasonable access to Buyer's books and records during normal business hours and upon reasonable notice to Buyer, in each case for the purposes of enabling or rendering assistance to Seller to (A) address and respond to any matter that may arise from Seller's ownership of the Purchased Assets and conduct of the Business prior to the Closing Date or its retention of the Excluded Assets and Excluded Liabilities after the Closing Date, (B) address and respond to any matter that may arise from Buyer's ownership of the Purchased Assets, assumption of the Assumed Liabilities, and conduct of the Business after the Closing Date,
(C) review the Closing Date Working Capital Statement or prepare any financial statement or Tax Return, (D) contest or defend any Action (other than any Action between the Parties), or (E) comply with any Legal Requirement. Buyer's obligations under this Section 5.1(b) are in addition to Buyer's other obligations to cooperate with Sellers contained elsewhere in this Agreement.

         5.2      ADMINISTRATION PENDING TRANSFER OF RESTRICTED CONTRACTS.

                  (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an assignment or transfer of any rights, privileges and powers of any Seller under any Contract which, but for this Section 5.2, would be assigned to and assumed by Buyer, if such assignment or transfer, without a necessary Approval of a Third Party, would be ineffective or would constitute a Breach of any provision of the Contract or applicable Laws, and such Approval shall not have been obtained prior to the Closing Date (any such contract, a "RESTRICTED CONTRACT"), except as otherwise identified by Buyer prior to the Closing Date.

                  (b) With respect to any Restricted Contract, except any Provider Agreement, on the Closing Date, Buyer shall, if and to the extent permitted by applicable Laws, assume the responsibility to supervise, manage, administer and otherwise discharge the duties that were discharged by Seller with respect to such Restricted Contract prior to the Closing Date until the requisite Approvals are obtained or the Restricted Contract is amended to provide for Buyer to assume the rights, privileges and powers of Seller thereunder. Upon such Approval or amendment, Buyer shall assume the rights, privileges and powers of Seller thereunder in accordance with the terms of this Agreement and the aforesaid rights, privileges and powers under the Restricted Contract shall be assigned to and assumed by Buyer and shall become a Purchased Asset. Notwithstanding the foregoing, the Parties acknowledge and agree that Buyer is not assuming any Liability arising prior to the Closing under any Restricted Contract.

                  (c) Following the Closing, the Parties shall use their commercially reasonable efforts, and shall cooperate with each other, to obtain promptly all Approvals necessary to assign any Restricted Contracts to Buyer. Pending or in the absence of such Approval, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to ensure that Buyer has all of the benefits of and Liabilities under such Restricted Contracts. Without limiting the foregoing, Buyer shall directly pay any amounts owing under any such Restricted Contracts directly to the other parties to such Restricted Contracts.

                  (d) Buyer shall, promptly upon obtaining Knowledge thereof, give Seller notice of any Breach of any provision of any Restricted Contract. In so acting, with respect to any Restricted Contract as to which notice has been given in accordance with the preceding sentence, Buyer shall, while any Breach is continuing, act only pursuant to written instructions from Seller.

                  (e) Each Party shall furnish to the other and its authorized agents and representatives such financial and operating data and other information with respect to the Restricted Contracts with respect to which Buyer then acts as agent pursuant to this Section 5.2 as any of them shall reasonably request.

                  (f) Seller shall take all actions reasonably requested by Buyer, at Buyer's expense, to enforce their rights under any Restricted Contract, including the assertion of any claim against a party to such Restricted Contract or the assignment of any such claim to Buyer.

         5.3 TRANSITIONAL SERVICES. Sellers shall make available M. Kyle Rice, Richard K. Rice, and Jeffery M. Howell to perform such transitional services as Buyer may reasonably request for a period of not more than four (4) months after the Closing Date. The duration of the services to be performed by
M. Kyle Rice and Richard K. Rice shall not exceed ten (10) hours per month, and the duration of the services to be performed by Jeffery M. Howell shall not exceed thirty (30) hours per week for the first four (4) weeks and ten (10) hours per week thereafter. In consideration of such services, Buyer (a) shall not compensate M. Kyle Rice or Richard K. Rice for their services performed pursuant to this Section 5.3, but shall compensate Jeffery M. Howell for his services performed pursuant to this Section 5.3 on a bi-weekly basis at the rate of Two Hundred Dollars ($200) per hour; (b) shall reimburse each individual on a bi-weekly basis for all documented out-of-pocket expenses that he incurs in performing such services; and (c) shall indemnify, defend and hold harmless each individual from and against any and all Liabilities that he incurs as a result of or in connection with performing such services to the maximum extent allowed by applicable Law or to the same extent that it affords to the executive officers of Buyer and its Affiliates, whichever is greater.

         5.4      COVENANTS NOT TO COMPETE, SOLICIT, DISCLOSE OR DISPARAGE.

                  (a) Except as otherwise specifically permitted in this Agreement, for a period of five (5) years after the Closing Date, Sellers shall not, and shall cause their Affiliates not to, directly or indirectly (including, but not limited to, through any Affiliate of any of them):

                           (1)      own, manage, operate, control, participate
in the ownership, management, operation or control of, or provide any financing or lease any assets to any Person that engages in the business of providing hospice services to patients and their families at home or in facilities (the "COMPETING BUSINESS") in the geographic area consisting of the States of Mississippi, Tennessee and Alabama and any area outside such States that is within one hundred (100) miles of the boundary of any service area within such States where Sellers are licensed to conduct the Business (the "TERRITORY"); provided, however, that Sellers and their Affiliates may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any such Person if such securities have been registered under
Section 12(b) or Section 12(g) of the Exchange Act; or

                           (2)      provide, or assist any Person in any
capacity in providing, any of the services included within the Competing Business within the Territory.

                  (b) Except as otherwise specifically permitted in this Agreement, for a period of five (5) years after the Closing Date, Sellers shall not, and shall cause their Affiliates not to, directly or indirectly (including, but not limited to, through any Affiliate of any of them):

                           (1)      hire, retain or attempt to hire or retain
any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors;

                           (2)      solicit the business of any Person who is a
customer of Buyer, provided that such prohibition shall not extend to general solicitations made to the public in the Ordinary Course of Business or to solicitations of any nature made with respect to the conduct of any Competing Business outside the Territory;

                           (3)      cause, induce or attempt to cause or induce
any customer, supplier or other Person doing business with Buyer to cease doing business with Buyer, to deal with any competitor of Buyer with respect to any Competing Business conducted by such competitor in the Territory, or to violate any agreement with Buyer, or in any way interfere with the relationship between Buyer and any of its customers, suppliers or other Persons doing business with Buyer;

                           (4)      disclose any Confidential Information to any
Person, except if and to the extent required by applicable law or legal process; or

                           (5)      disparage Buyer or the Business.

                  (c) Extension of Term. In the event that Sellers or any of their Affiliates breaches any covenant set forth in this Section 5.4, the term of the breached covenant shall be extended by the period of the duration of such breach.

                  (d) Reasonableness of Restrictions. Sellers, on behalf of themselves and their Affiliates, acknowledge and agree that the geographic area, time periods, subject matter, and all other aspects of the covenants in this
Section 5.4 are reasonable and are appropriate for the protection of Buyer's legitimate property and business interests.

                  (e) Enforcement/Remedies. In the event that any Seller or any of its Affiliates breaches any covenant in this Section 5.4, Buyer may suffer immediate and irreparable harm and injury for which there may not be an adequate remedy at law. Accordingly, in addition to any other right or remedy to which Buyer may be entitled at law or in equity, Buyer shall be entitled to temporary, preliminary and permanent injunctive relief to enforce the covenants in this Section 5.4. Notwithstanding the foregoing, neither Sellers nor their Affiliates shall be prevented from contesting the issuance of any such injunctive relief on the ground that no breach or threatened breach of any covenant in this Section 5.4 has occurred.

                  (f) Severability. If any one or more of the provisions of this Section 5.4 should be ruled wholly or partly invalid or unenforceable by a court or other Governmental Entity of competent jurisdiction, then (i) the validity and enforceability of all provisions of this Section 5.4 not ruled to be invalid or unenforceable shall be unaffected; (ii) the effect of the ruling shall be limited to the jurisdiction of the court or other Governmental Entity making the ruling; (iii) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the court or other Governmental Entity is authorized to reform the provision(s), to the minimum extent necessary to render them valid and enforceable in conformity with the Parties' intent as manifested herein and a provision having a similar economic effect shall be substituted; and (iv) if the ruling and/or the controlling principle of Law leading to the ruling is subsequently overruled, modified, or amended by legislative, judicial, or administrative action, the provision(s) in question as originally set forth in this Section 5.4 shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of Law.

                  (g) Attorney's Fees. In the event of any dispute under this Section 5.4, the prevailing Party shall be entitled to recover, in addition to any and all other remedies, which shall be cumulative, the reasonable attorney's fees and expenses and court costs that it incurs as a result thereof.

         5.5 PAYMENT OF EXCLUDED LIABILITIES. After the Closing Date, Sellers shall pay in full, or make adequate provision for the full payment of, all Excluded Liabilities.

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

                                   ARTICLE VI
                     EMPLOYEES AND EMPLOYEE BENEFIT MATTERS

         6.1      EMPLOYEES AND EMPLOYEE BENEFIT MATTERS.

                  (a) Schedule 6.1(a) sets forth a list provided by Sellers of all of the employees employed by Sellers as of the date hereof by name, position or job title, rate of pay, date of hire, seniority date (if different) and status, other than those employees who will be transferred to employment with Buyer prior to the Closing Date. The information set forth on Schedule 6.1(a) shall be updated on or prior to the Closing Date to include employees hired by Buyer after the date hereof and delete employees who are no longer employed by Seller as of the Closing Date. Thereafter, Buyer shall, within ten
(10) days prior to the Closing Date, notify Sellers of any individual set forth on Schedule 6.1(a) who will not be employed by Buyer. Each such employee set forth or remaining on Schedule 6.1(a) following Buyer's notification is referred to herein as a "BUSINESS EMPLOYEE."

                  (b) The employment of all Business Employees by Sellers shall terminate effective as of the Closing Date. Effective as of the Closing Date, the Business Employees shall become exclusively employees of Buyer, and Buyer shall assume and be solely responsible for any and all claims against and Liabilities to such Business Employees arising following the Closing Date. Except as required by any collective bargaining agreement that is assumed by Buyer, it is agreed that the Employee Plans are not being continued or assumed by Buyer, and under no circumstances shall Buyer have any Liability with respect to the Employer Plans. Buyer agrees to provide all Business Employees with benefits as required by and in accordance with all applicable Laws. To the extent that any vacation leave, sick leave or other paid time off is accrued as a Liability on the Closing Date Working Capital Statement, Buyer shall assume such Liability up to the amount set forth on the Closing Date Working Capital Statement.

                  (c) No provision of this Section 6.1 shall create any third-party beneficiary rights in any person or organization, including employees or former employees (including any beneficiary or dependent thereof) of Sellers, unions or other representatives of such employees or former employees, or trustees, administrators, participants or beneficiaries of any employee benefit plan, and no provision of this Section 6.1 shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement, including currently existing Employee Plans.

         6.2 COMPLIANCE WITH WARN AND OTHER SIMILAR STATUTES OR REGULATIONS. The Parties hereby agree to comply with the WARN Act and all DOL regulations related thereto, to the extent that the WARN Act and the DOL regulations pertain to Buyer with respect to the transfer of the Business. Buyer represents, warrants and covenants that Buyer intends to and will, upon Closing of the Transactions, offer "at will" employment to a sufficient number of employees of Sellers (other than those who would otherwise be terminable by Buyer for cause) such that no "mass layoff" notice shall be required on or after the Closing Date.

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

                                   ARTICLE VII
                                   TAX MATTERS

         7.1      APPORTIONMENT OF TAXES.

                  (a)      Apportioned Obligations.

                           (1)      The Parties agree that all real property
Taxes, personal property Taxes, and similar ad valorem obligations that are levied with respect to the Purchased Assets or the Business for assessment periods within which the Closing Date occurs (collectively, the "APPORTIONED OBLIGATIONS") shall be apportioned between Sellers and Buyer as of the Closing Date based on the number of days in any such period falling prior to the Closing Date, on the one hand, and on the number of days in any such period falling on or after the Closing Date, on the other hand (it being understood that Buyer is responsible for the portion of each such Apportioned Obligation attributable to the number of days falling on or after the Closing Date in the relevant assessment period). Each Party shall pay directly or, if necessary, reimburse the other Party, with respect to its apportionment of the Apportioned Obligations. Each Party shall cooperate in assuring that the payments of Apportioned Obligations that are due prior to the Closing Date are billed directly to and paid by Seller, and that the payments of Apportioned Obligations that are due on or after the Closing Date are billed directly to and paid by Buyer. The Parties shall cooperate, including with respect to any examination or audit by Tax authorities, to avoid payment of duplicate or inappropriate Taxes or other ad valorem obligations of any kind or description which relate to the Purchased Assets or the Business. Buyer shall furnish, at the request of Sellers, and Sellers shall furnish, at the request of Buyer, proof of payment of any such Taxes or ad valorem obligations or other documentation that is a prerequisite to avoiding payment of a duplicate or inappropriate Tax or other ad valorem obligations.

                           (2)      In the event that any refund, rebate or
similar payment is received by Buyer or Sellers for any real property Taxes, personal property Taxes, or similar ad valorem obligations which are Apportioned Obligations, the Parties agree that such payment will be apportioned between Sellers and Buyer and paid over between Sellers and Buyer on the basis of their respective corresponding Liability for such Apportioned Obligations during the assessment period.

                           (3)      In the event that it is determined
subsequent to the Closing Date that additional real property Taxes, personal property Taxes, or similar ad valorem obligations which are Apportioned Obligations are required to be paid, the Parties agree that such additional Taxes will be apportioned between Sellers and Buyer and paid over by Sellers and Buyer on the basis of their respective corresponding Liability for such Apportioned Obligations during the assessment period.

                  (b) Except as otherwise provided in this Agreement, as between Sellers and Buyer, (i) Sellers shall be responsible for and shall pay all Taxes levied or imposed upon, or in connection with, the Purchased Assets and the Business prior to the Closing Date; (ii) Buyer shall be responsible for and shall pay all Taxes levied or imposed upon, or in connection with, the Purchased Assets and the Business on or after the Closing Date; and (iii) Sellers and Buyer each shall be responsible for and shall pay their own income and franchise Taxes, if any, arising from the Transactions. Any exemptions, allowances or deductions that are calculated on an annual basis shall be prorated in the manner provided for the Apportioned Obligations.

                  (c) Notwithstanding the other provisions of Section 7.1 and 7.3, the Parties agree that no payment from Sellers to Buyer with respect to the Apportioned Obligations or other Taxes shall be made to the extent that such Apportioned Obligations or other Taxes were already taken into account as "current liabilities" in the computation of the Closing Date Working Capital. Likewise, no payment from Buyer to Sellers of Tax refunds shall be made to the extent that such refunds were already taken into account as "current assets" in the computation of the Closing Date Working Capital.

         7.2 TAX RETURNS. Except as set forth in Section 7.5, Sellers shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of all Tax Returns required by applicable Law to be filed in respect of their ownership and use of the Purchased Assets or the conduct of the Business prior to the Closing Date. Buyer shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of all Tax Returns required by applicable Law to be filed in respect of its ownership and use of the Purchased Assets or conduct of the Business on or after the Closing Date.

         7.3 TAX REFUNDS AND BENEFITS. Except as set forth in Section 7.1(a)(2) and Section 7.1(c), Buyer shall promptly pay to Sellers an amount equal to any refund or credit (including any interest paid or credited with respect thereto) received by it of Taxes levied or imposed upon, or in connection with, the Purchased Assets or the Business, relating to taxable periods ending prior to the Closing Date. Buyer shall, if requested by Sellers and at Sellers' expense, file or cause the relevant entity to file for and obtain any refund or credit which would give rise to a payment under this
Section 7.3, except to the extent that any such filing would result in any increase in Taxes to be paid by Buyer following the Closing as a result of any Tax position expressed regarding such refund. Buyer shall permit Sellers to control the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such person as Sellers shall designate to represent such entity with respect to such refund claim; provided, however, that Sellers shall not be authorized to assert any Tax position that would adversely effect Buyer following the Closing.

         7.4 EMPLOYEE WITHHOLDING AND REPORTING. Sellers and Buyer agree that Sellers shall be responsible for filing all federal, state and local income Tax withholding, unemployment Tax and FICA payroll Tax Returns, making all Tax deposits applicable thereto, and furnishing Forms W-2 and similar forms relating to all Business Employees for the 2003 calendar year and the period from January 1, 2004, to the Closing Date. Buyer shall be responsible for filing all federal, state and local income Tax withholding, unemployment Tax and FICA payroll Tax Returns, making all tax deposits applicable thereto, and furnishing Forms W-2 and similar forms relating to all Business Employees for all periods beginning on or after the Closing Date.

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

         7.5 PURCHASE PRICE ALLOCATION. The cash component of the Purchase Price shall be allocated in accordance with Schedule 7.5. After the Closing, the Parties and their Affiliates shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 7.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Within forty-five (45) days after the Closing Date, Buyer shall prepare IRS Form 8594 (Asset Acquisition Statement under Section 1060) pursuant to Treasury Regulation Section 1.1060-1 (the "PURCHASE PRICE ALLOCATION FORM") and deliver it to Sellers. Sellers shall have the opportunity to review and comment to Buyer on the Purchase Price Allocation Form. The Parties shall use their commercially reasonable efforts to resolve in good faith any differences that they may have with respect to the Purchase Price Allocation Form. The Parties shall attach the Purchase Price Allocation Form to their income Tax Returns for the year in which the Transactions are consummated. Any subsequent allocation of the Purchase Price necessary as a result of an adjustment to the Purchase Price shall be made in a manner consistent with Schedule 7.5. In any Proceeding relating to the determination of any Tax, the Parties and their Affiliates shall not contend or represent that the allocation of the Purchase Price in accordance with Schedule
7.5 is not a correct allocation.

                                  ARTICLE VIII
                             CONDITIONS OF PURCHASE

         8.1 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, except to the extent waived in writing by Buyer:

                  (a) Representations and Warranties of Sellers. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, except as permitted under Section 4.4, and as of the Closing Date as though made on and as of the Closing Date, unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date.

                  (b) Covenants of Sellers. Sellers shall have performed and complied with in all material respects all obligations and covenants set forth in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

                  (c) Closing Deliveries. Sellers shall have executed and delivered, or caused to be executed and delivered, all of the documents described in Section 9.1, subject only to Closing.

                  (d) Material Approvals. Sellers shall have obtained (i) the Approvals for the consummation of the Transactions that are reasonably necessary to enable Buyer to conduct the Business after the Closing Date in compliance with applicable Laws and (ii) such other Approvals as are reasonably necessary to enable Buyer to conduct the Business after the Closing Date in a manner consistent with the manner in which Sellers conducted the Business as of the

Closing Date, which Approvals are to be discussed in good faith and agreed upon by the parties as soon as reasonable practicable after the date hereof.

                  (e) No Actions. Since the date of this Agreement, there shall not have been commenced or threatened against Buyer any Action that (i) challenges or seeks damages or other relief in connection with any of the Transactions or (ii) is reasonably likely to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with any of the Transactions.

                  (f) No Conflicts with Laws or Orders. Neither Buyer's performance of this Agreement nor the consummation of the Transactions shall, directly or indirectly, with or without notice or lapse of time, constitute or result in a violation of or a failure to comply with, or cause Buyer to suffer any material adverse consequence under, any applicable Law or Order.

                  (g) Governmental Authorizations. Buyer shall have received all Governmental Authorizations that are necessary to allow Buyer to operate the Business as it is currently operated after the Closing Date or reasonable assurance of the receipt of such Governmental Authorizations after the Closing Date to be effective as of the Closing Date.

                  (h) Business Employees. Buyer shall not have received written notice that they do not intend to become employees of Buyer after the Closing Date from (i) more than seven (7) Business Employees from the group of Business Employees as of the Closing Date consisting of the corporate headquarters Business Employees, the Regional Marketing Directors, the Regional Clinical Administrators, the Compliance and Quality Improvement (CQI) Administrators, the Executive Directors of the hospice programs, and the Patient Care Administrators of the hospice programs, but excluding the employees listed on Schedule 3.1(v)(2), or (ii) more than twenty percent (20%) of the group of Business Employees consisting of all Business Employees other than those described in clause (i) of this sentence, but excluding the employees listed on
Schedule 3.1(v)(2).

         8.2 CONDITIONS TO OBLIGATION OF SELLERS. The obligation of Sellers to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, except to the extent waived in writing by Sellers:

                  (a) Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date.

                  (b) Covenants of Buyer. Buyer shall have performed and complied with in all material respects all obligations and covenants set forth in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

                  (c) Closing Deliveries. Buyer shall have executed and/or delivered, or caused to be executed and/or delivered, all of the documents described in Section 9.2, subject only to Closing.

                  (d) Material Approvals. Each of the Material Approvals, including specifically clearance under the HSR Act, shall have been obtained and be in full force and effect.

                  (e) No Actions. Since the date of this Agreement, there shall not have been commenced or threatened against Sellers any Action that (i) challenges or seeks damages or other relief in connection with any of the Transactions or (ii) is reasonably likely to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with any of the Transactions.

                  (f) No Conflicts with Laws or Orders. Neither Sellers' performance of this Agreement nor the consummation of the Transactions shall, directly or indirectly, with or without notice or lapse of time, constitute or result in a violation of or a failure to comply with, or cause Sellers to suffer any material adverse consequence under, any applicable Law or Order.

                                   ARTICLE IX
                               CLOSING DELIVERIES

         9.1 DELIVERIES BY SELLERS AT CLOSING. At the Closing, Sellers shall execute and/or deliver, or cause to be executed and/or delivered, the following:

                  (a)      the Bill of Sale;

                  (b)      the Assignment of Contracts;

                  (c)      certificates of title for the Vehicles;

                  (d)      the Assumption Agreement;

                  (e)      the Escrow Agreement;

                  (f) Noncompetition Agreements between Richard K. Rice and Buyer, and between M. Kyle Rice and Buyer;

                  (g) UCC-3 termination statement(s) with respect to termination of the security interest(s) held by Union Planters in the assets of certain Sellers as security for the repayment of the Union Planters Loan;

                  (h) a certificate of Sellers certifying as to the matters specified in Sections 8.1(a) and 8.1(b); and

                  (i) such other documents as Buyer may reasonably request for the purpose of facilitating the consummation of the Transactions.

         9.2 DELIVERIES BY BUYER AT CLOSING. At the Closing, Buyer shall execute and/or deliver, or cause to be executed and/or delivered, the following:

                  (a) the payment of the portion of the Purchase Price to Hospice USA in accordance with Section 2.5(b)(1);

                  (b) the payment of the payoff amount of the Union Planters Loan to Union Planters in accordance with Section 2.5(b)(2);

                  (c) the payment of the Escrow Amount to the Escrow Agent in accordance with Section 2.5(b)(3);

                  (d)      the Assumption Agreement;

                  (e)      the Escrow Agreement;

                  (f) a certificate of Buyer certifying as to the matters specified in Sections 8.2(a) and 8.2(b); and

                  (g) such other documents as Sellers may reasonably request for the purpose of facilitating the consummation of the Transactions.

                                   ARTICLE X
                           TERMINATION OF OBLIGATIONS

         10.1 TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing as follows and in no other manner, provided that the terminating Party is not in material Breach of any provision of this Agreement:

                  (a) Mutual Consent. By mutual consent in writing of Buyer and Sellers.

                  (b) Closing Not Consummated by July 31, 2004. By Sellers or Buyer at any time after July 31, 2004, if the Closing shall not have occurred by such date, except if such failure to close is the result of any failure to or delay in obtaining any Approval, after the Parties have used good-faith, commercially reasonable efforts to timely obtain such Approvals, which failure shall automatically extend the termination date for an additional one hundred twenty (120) days, unless extended by mutual consent in writing of Buyer and Seller; provided, however, that the right to terminate this Agreement under this
Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date.

                  (c) Conditions to Buyer's Performance Not Met. By Buyer, upon written notice to Sellers, if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the Closing contemplated by this Agreement as set forth in Article VIII; provided, however, that any such condition relating to a Breach of any provision of this Agreement prior to the Closing Date shall be a cause for termination of this Agreement only if such Breach cannot be or has not been cured within thirty (30) days after the giving of written notice of such Breach to Sellers, such notice to be given promptly after Buyer becomes aware of such Breach.

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

                  (d) Conditions to Sellers' Performance Not Met. By Sellers, upon written notice to Buyer, if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Sellers to consummate the Closing contemplated by this Agreement as set forth in Article VIII; provided, however, that any such condition relating to a Breach of any provision of this Agreement prior to the Closing Date shall be a cause for termination of this Agreement only if such Breach cannot be or has not been cured within thirty (30) days after the giving of written notice of such Breach to Buyer, such notice to be given promptly after Sellers become aware of such Breach.

         10.2 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 10.1, all future obligations of the Parties under this Agreement shall terminate without further liability of any Party to another; provided, however, that the obligations of the Parties contained in this Section 10.2 and Sections 12.13 and 12.15 and the Confidentiality Agreement shall survive any such termination. A termination of this Agreement under
Section 10.1 shall not relieve any Party of any Liability for a willful Breach of any provision of this Agreement or be deemed to constitute a waiver of any available remedy (including specific performance, if available) for any such Breach. If this Agreement is terminated for any reason, neither Buyer, any of its Affiliates, nor any of their respective directors, officers, employees, agents or representatives shall, directly or indirectly, attempt to influence any employee of Sellers to seek employment with Buyer or any of its Affiliates for a period of one (1) year after this Agreement is terminated.

                                   ARTICLE XI
                            INDEMNIFICATION; SURVIVAL

         11.1 INDEMNIFICATION BY SELLERS. Effective as of the Closing Date, Sellers shall indemnify, defend and hold harmless Buyer and each of its directors, officers, employees, Affiliates, agents and assigns from and against any and all Indemnifiable Losses based upon or arising from:

                  (a) any Breach of the representations and warranties made by Sellers in this Agreement, it being understood and agreed that a Breach of any such representation and warranty that contains a Material Adverse Effect or other materiality qualifier shall be deemed to occur only if such Breach results in an Indemnifiable Loss that exceeds $100,000;

                  (b) any Breach of the covenants of Sellers contained in this Agreement;

                  (c) any Liability arising from or relating to Sellers' ownership, possession, operation or use of the Purchased Assets or Sellers' conduct of the Business prior to the Closing Date other than the Assumed Liabilities;

                  (d)      any of the Excluded Assets; and

                  (e)      any of the Excluded Liabilities.

         11.2 INDEMNIFICATION BY BUYER. Effective as of the Closing Date, Buyer shall indemnify and hold harmless Sellers and each of their respective members, managers, officers,

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

employees, Affiliates, agents and assigns from and against any and all Indemnifiable Losses based upon or arising from:

                  (a) any Breach of the representations and warranties made by Buyer in this Agreement;

                  (b) any Breach of the covenants of Buyer contained in this Agreement;

                  (c) any Liability arising from or relating to Buyer's ownership, possession, operation or use of the Purchased Assets or Buyer's conduct of its business after the Closing Date other than the Excluded Liabilities; or

                  (d)      any of the Assumed Liabilities.

         11.3 PROCEDURES FOR THIRD-PARTY CLAIMS. The following procedures shall apply with respect to indemnification arising from claims asserted by Third Parties:

                  (a) Notice of Third Party Claims. Any Party seeking indemnification of any Indemnifiable Loss or potential Indemnifiable Loss arising from a claim asserted by a Third Party shall give written notice to the Party from whom indemnification is sought. Written notice to the Indemnifying Party of the existence of a Third-Party claim shall be given by the Indemnified Party promptly after its receipt of an assertion of Liability from the Third Party, and in any event within ten (10) days of such assertion.

                  (b) Defense. In the case of a Third-Party claim, the Indemnifying Party may, at its option, control the defense of an Indemnifiable Claim, including selection of counsel, which selection shall be subject to the reasonable satisfaction of the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to retain counsel of its choice at its own expense and participate in the defense of the Indemnifiable Claim. If the Indemnifying Party does not assume such defense or the Indemnifying Party notifies the Indemnified Party within thirty (30) days that it will not assume such defense, the Indemnified Party may control the defense of such claim and may settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result. In all cases, the party without the right to control the defense of the Indemnifiable Claim may participate in the defense at its own expense.

                  (c) Settlement Limitations. Notwithstanding anything in this Section 11.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other Party, settle or compromise any Indemnifiable Claim or permit a default or consent to entry of any judgment, unless such settlement or compromise includes a complete release of the Indemnified Party with respect to liability related to such Indemnifiable Claim. Notwithstanding the preceding sentence, if a settlement offer solely for money damages is made by the applicable Third-Party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnified Party, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate Liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Indemnifiable Losses of the Indemnified Party relating to such Indemnifiable Claim through the date of its rejection of the settlement offer or (B) the aggregate Indemnifiable Losses of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.

         11.4 SURVIVAL. The representations and warranties contained in or made pursuant to this Agreement shall expire on the eighteen (18) month anniversary of the Closing Date, except that the representations and warranties contained in Sections 3.1(e) (Tax Returns and Taxes), (n) (Governmental Authorizations), (o) (Compliance with Law), (s) (Environmental Matters), (t) (Healthcare Legal Matters), (u) (Certain Payments), (aa) (Inspections and Investigations), and (bb) (Certain Relationships) shall expire on the thirty-six
(36) month anniversary of the Closing Date. This Article XI shall survive the Closing and shall remain in effect (i) with respect to Sections 11.1(a) and 11.2(a), for as long as the relevant representations and warranties survive;
(ii) with respect to Sections 11.1(b) and 11.2(b), to the extent that those Sections relate to the covenants requiring performance prior to the Closing, for eighteen (18) months after the Closing Date; (iii) with respect to Sections 11.1(b) and 11.2(b), to the extent that those Sections relate to covenants requiring performance after the Closing Date, so long as the applicable covenant survives; and (iv) with respect to the remaining provisions of Sections 11.1 and 11.2, indefinitely. Any matter as to which a claim has been asserted by written notice setting forth in reasonable detail the nature of such claim to the other Party that is pending, unresolved and being diligently pursued at the end of the applicable survival period shall continue to be covered by this Article XI notwithstanding the expiration of such survival period (which the Parties hereby waive) until such matter is finally terminated, not being diligently pursued or otherwise resolved by the Parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

         11.5 LIMITATIONS ON INDEMNIFICATION. Notwithstanding any provision of this Agreement to the contrary:

                  (a) Sellers shall have no Liability for indemnification with respect to claims under Section 11.1(a) unless and until the aggregate amount of all Indemnifiable Losses payable by Sellers with respect to such claims exceeds One Hundred Thousand Dollars ($100,000), and then only for the amount by which such Indemnifiable Losses exceed One Hundred Thousand Dollars ($100,000). This Section 11.5(a) shall not apply to claims for indemnification under Sections 11.1(b)-(e).

                  (b) The aggregate Liability of Sellers for indemnification with respect to claims under Section 11.1 shall not exceed the Escrow Amount. The sole recourse of Buyer and any other Indemnified Party for the payment of any such Liability of Sellers shall be against the funds then held in escrow pursuant to the Escrow Agreement, which shall be paid and distributed in accordance with the provisions thereof. Neither Buyer nor any other Indemnified Party shall

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

have any recourse whatsoever for the payment of any such Liability of Sellers against Sellers, any Affiliate of Sellers, or any of their respective assets or properties.

                  (c) Any Indemnifiable Loss payable under this Agreement shall be limited to the amount of the actual Indemnifiable Loss sustained by the Indemnified Party. In no event shall any Indemnifiable Loss include any incidental, consequential, special, exemplary or punitive damages.

                  (d) If a Breach of any provision of this Agreement gives rise to an adjustment in the Purchase Price, or otherwise was the basis for a proposed adjustment to the Closing Date Statement, then such Breach shall not give rise to an indemnification obligation under Section 11.1, except for any claim by a Third Party against Buyer.

                  (e) If and to the extent that any Indemnifiable Loss for which indemnification is sought hereunder is based upon or arises from an event occurring or circumstance existing both before and after the Closing Date or from a cause that is indemnified and another cause that is not indemnified hereunder, Sellers shall be obligated to provide indemnification only to the extent that the Indemnifiable Loss is attributable to the event occurring or circumstance existing before the Closing Date or to the indemnified cause.

                  (f) Sellers shall not be obligated to provide indemnification under Section 11.1(a) for any Breach of the representations and warranties made by Sellers in this Agreement if Buyer, any of its Affiliates, or any of their Representatives had, as of the Closing Date, Knowledge of any information that would have constituted a Breach of any such representation and warranty. This Section 11.5(f) shall not apply to Seller's obligation to provide indemnification under Sections 11.1(b)-(e), irrespective of any overlap between matters referred to in Section 11.1(a) and matters referred to in Sections 11.1(b)-(e).

         11.6     TREATMENT OF PAYMENTS. All payments made pursuant to this
Article XI shall be treated as adjustments to the Purchase Price. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be indemnified or reimbursed for any Tax consequences arising from the receipt or accrual of an indemnity payment hereunder, including any such consequences arising from adjustments to the basis of any Purchased Asset resulting from an adjustment to the Purchase Price or any additional Taxes resulting from any such basis adjustment.

         11.7 MITIGATION. The Parties shall cooperate with each other with respect to resolving any claim or Liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or Liability. Each Party shall use commercially reasonable efforts to address any claims or Liabilities that may provide a basis for an Indemnifiable Claim such that each Party shall respond to any claims or Liabilities in the same manner it would respond to such claims or Liabilities in the absence of the indemnification provisions of this Agreement. In the event that any Party shall willfully fail to make such commercially reasonable efforts to mitigate or resolve any claim or Liability, then notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any Person for any Indemnifiable Loss that could reasonably be expected to have been avoided if such Party, as the case may be, had made such efforts.

         11.8 SOLE, EXCLUSIVE REMEDY. Other than in the case of fraud, any claim by one Party against the other Party arising from or relating to this Agreement or the Transactions, regardless of whether the same is contractual, tortious or otherwise in nature, shall be made in accordance with and subject to the limitations of this Article XI, it being understood and agreed by the Parties that the indemnification provided for in this Article XI shall be the sole, exclusive remedy for any such claim, and each Party hereby waives any and all other remedies to which it may be entitled under law or equity.

                                  ARTICLE XII
                                     GENERAL

         12.1 USAGE. All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. Unless expressly provided to the contrary herein, the terms "include," "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any Law) by succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and assigns. Any term defined herein by reference to any instrument or Law has such meaning whether or not such instrument or Law is in effect. "Shall" and "will" have equal force and effect. "Hereof," "herein," "hereunder" and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References to "the date of this Agreement," "the date hereof" or words of like import shall mean May 27, 2004. References in an instrument to "Article," "Section" or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa.

         12.2 AMENDMENTS; WAIVERS. This Agreement and any Disclosure Schedule or Exhibit attached hereto may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

         12.3 DISCLOSURE SCHEDULES; EXHIBITS. Each Disclosure Schedule and Exhibit delivered pursuant to this Agreement shall be in writing and shall constitute a part of this

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

Agreement, although the Disclosure Schedules need not be attached to each copy of this Agreement.

         12.4 FURTHER ASSURANCES. Each of Buyer and Sellers shall use commercially reasonable efforts to cause all conditions to its and the other Party's obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the Transactions shall be effected substantially in accordance with its terms as soon as reasonably practicable. Each of Buyer and Sellers shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request to consummate or implement the Transactions or to evidence such events or matters. With respect to the securing of any requisite Approvals after Closing, the Parties shall timely and promptly make all filings which may be required for the securing of such Approvals. In furtherance and not in limitation of the foregoing, each of Buyer and Sellers shall use commercially reasonable efforts to file notification and report forms and similar applications with any applicable Governmental Entity whose Approval may be required following the Closing Date. Buyer and Sellers shall cooperate and use their respective commercially reasonable efforts to respond to any requests for information by any Governmental Entity in connection with such post-Closing Approvals. In the event that, following the Closing, the Parties discover that one or more of the Purchased Assets or Assumed Liabilities was not transferred to, or assumed by, as the case may be, Buyer hereunder, Buyer and Sellers agree to use commercially reasonable efforts to cause such Purchased Assets to be transferred to Buyer or such Assumed Liabilities to be assumed by Buyer, as the case may be, pursuant to the terms of this Agreement.

         12.5 GOVERNING LAW. This Agreement and the legal relations between the Parties shall be governed by, construed under, and enforced in accordance with the laws of the State of Tennessee applicable to contracts made and performed in such State and without regard to conflicts-of-law doctrines.

         12.6 HEADINGS. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

         12.7 COUNTERPARTS. This Agreement and any amendment hereto or any other agreement or document delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement or other document and shall become effective, unless otherwise provided therein, when one or more counterparts have been signed by each Party and delivered to the other Party.

         12.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any Person to any Party.

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

         12.9 WAIVER. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

         12.10 SEVERABILITY. Except as otherwise provided in Section 5.4, if any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect, provided that the essential terms and conditions of this Agreement for both Parties remain valid, binding and enforceable, and provided further that the economic and legal substance of the Transactions is not affected in any manner materially adverse to any Party. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.

         12.11 PUNITIVE AND OTHER DAMAGES. Notwithstanding anything to the contrary elsewhere in this Agreement, no Party or any of its Affiliates shall, in any event, be liable to the other Party or any of its Affiliates for any incidental, consequential, special, exemplary or punitive damages, including loss of future revenue or income, relating to the Breach or alleged Breach of any provision of this Agreement, under the indemnification provisions of Article XI, or otherwise.

         12.12 NOTICES. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telefax or telecommunications mechanism, provided that any notice so given is also mailed as provided in clause (c), (c) mailed by certified or registered mail, postage prepaid, receipt requested, or (d) sent by Express Mail, Federal Express or other express delivery service, receipt requested, to the Parties and at the addresses specified herein or to such other address or to such other Person as either Party shall have last designated by such notice to the other Party. Each such notice or other communication shall be effective (i) if given by telefax or telecommunication, when transmitted to the applicable number so specified herein and an appropriate confirmation of transmission is received, (ii) if given by mail, three (3) days after such communication is deposited in the mails as aforesaid, or (iii) if given by any other means, when actually received at such address. Any notice or other communication hereunder shall be delivered as follows:

                  If to Buyer, addressed to:

                           Hospice Preferred Choice, Inc.
                           1000 Beverly Way
                           Fort Smith, AR 72919
                           Attention:  Vice President Mergers and Acquisitions
                           Fax: (479) 201-5501
                           Telephone:  (800) 825-8375

                           With a mandatory copy to the same address:

                           Attention:   John G. Arena, Esq.
                                       Fax: (479) 201-4801

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

                  If to Sellers, addressed to:

                           Hospice USA, LLC, on behalf of all Sellers
                           823 Exocet Drive, Suite 105
                           Cordova, TN 38018-2255
                           Attention:  Chief Manager
                           Fax: (901) 757-1767
                           Telephone: (901) 758-1450

                           With a mandatory copy to:

                           Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 165 Madison Avenue, Suite 2000
                           Memphis, TN 38103
                           Attention:  Peter H. Kesser
                           Fax:  (901) 577-0800

         12.13 PUBLICITY AND REPORTS. Prior to the Closing, Sellers and Buyer shall coordinate all publicity relating to the Transactions, and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement or the Transactions without the prior written consent of the other Party; provided, however, that to the extent that a particular action is required by applicable Law or applicable stock exchange regulations, the Parties shall be obligated only to use commercially reasonable efforts to consult with the other Party prior to issuing any such press release, publicity statement or other public notice. Nothing herein shall prevent reasonable pre-Closing communication between Sellers and its clients for the purpose of responding to client concerns regarding the effect of the Transactions on service delivery.

         12.14 INTEGRATION. This Agreement, the Exhibits and Disclosure Schedules hereto, the Related Agreements, and the Confidentiality Agreement (a) constitute the entire agreement among the Parties pertaining to the subject matter hereof and (b) supersede all prior oral or written negotiations, understandings, agreements, representations, warranties, and courses of conduct and dealing of and between the Parties in connection therewith, except for the Confidentiality Agreement which remains in full force and effect.

         12.15 EXPENSES. Except as otherwise provided herein, Sellers and Buyer shall each pay their own fees and expenses incident to the evaluation of the Purchased Assets, the Assumed Liabilities and the Business and the negotiation, preparation and performance of this Agreement, and the consummation of the Transactions, including the fees and expenses of their respective investment bankers, accountants and counsel.

         12.16 NO ASSIGNMENT. Neither this Agreement nor any rights or obligations under it are assignable by Buyer except that Buyer may assign its rights hereunder to any Affiliate of Buyer; provided, however, that Buyer shall remain liable to Seller for the payment of the Purchase Price, the assumption of the Assumed Liabilities, and the performance of the other obligations of Buyer hereunder notwithstanding any such permitted assignment. Sellers may assign its rights to receive payment under this Agreement to any Affiliate of Sellers; provided, however, that Sellers

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

and such permitted assignee shall be jointly and severally liable for any obligations under Section 11.1.

         12.17 REPRESENTATION BY COUNSEL; INTERPRETATION. The Parties each acknowledge that each Party has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the Party that drafted it has no application and is expressly waived. If any provision of this Agreement is, in the judgment of the trier of fact, ambiguous or unclear, that provision shall be interpreted in a reasonable manner to effect the intent of the Parties.

         12.18 REFERENCE OF DISPUTES TO SENIOR OFFICERS OF SELLERS AND BUYER. Any dispute between Sellers and Buyer arising out of or in connection with this Agreement or the Related Agreements or any actual or alleged Breach hereof or thereof may, at the option of either Sellers or Buyer, be submitted for discussion and possible resolution by senior officers of Sellers and Buyer, as designated by their respective chief executive officers, for a period of thirty
(30) days (or such longer period as the Parties may in particular cases so decide) before initiating any Action with respect thereto.

         12.19    RESOLUTION OF DISPUTES.

                  (a) Except as otherwise provided in this Agreement, or except where the relief sought is equitable in whole or in part (including injunctive relief), and notwithstanding any termination of this Agreement, all disputes, claims or controversies arising out of or relating to this Agreement or any Related Agreement or the negotiation, validity or performance hereof and thereof or the Transactions that are not resolved by mutual agreement shall be resolved solely and exclusively by mediation and binding arbitration before the American Arbitration Association or its successor (the "AAA"). The mediation and, if necessary, arbitration shall be held in St. Louis, Missouri, before a single neutral and shall be conducted in accordance with the Commercial Arbitration Rules and Mediation Procedures (Including Procedures for Large, Complex Commercial Disputes) promulgated by the AAA unless specifically modified herein.

                  (b) Within fifteen (15) days after demand for arbitration has been made by either Party, the Parties, and/or their counsel, shall meet to discuss the issues involved and to discuss a suitable arbitrator. Upon the failure of the Parties to agree upon an arbitrator within a reasonable time (not longer than thirty (30) days from the demand), the Parties shall request that the AAA send each Party an identical list of names of individuals from its panel of arbitrators from which to select an arbitrator. Each Party shall have fifteen
(15) days from the date on which such list is transmitted to the Parties to strike names objected to, number the remaining names in order of preference, and return the list to the AAA. If a Party does not return the list within the time specified, all individuals named therein shall be deemed acceptable. From among the individuals who have been approved on both lists, and in accordance with the designated order of mutual preference, the AAA shall invite the acceptance of an arbitrator to serve. If the Parties fail to agree on any of the individuals named, or if acceptable arbitrators are unable to act, or if for any other reason the appointment cannot be made from the submitted lists, the AAA shall have the power to make the appointment from among other members of the panel

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

without the submission of additional lists. The Parties covenant and agree that the arbitration shall commence within one hundred twenty (120) days after the date on which a written demand for arbitration is filed by any Party. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each Party and any third party witnesses and shall be empowered to decide any disputes regarding the scope of discovery. In addition, each Party may take up to three (3) depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each Party shall provide to the other, no later than ten (10) days before the date of the arbitration, the identity of all persons who may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party's witness or expert. The arbitrator's decision and award shall be made and delivered in writing to each Party within sixty (60) days of the conclusion of the arbitration hearing. The arbitrator's decision shall set forth a reasoned basis for his or her decision, including any award of damages or finding of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement (even if permitted under any potentially applicable Law), and each Party hereby irrevocably waives any claim to such damages. The Parties covenant and agree that they will participate in the arbitration in good faith. The prevailing Party in any arbitration, proceeding or legal action arising out of or in connection with this Agreement or any Related Agreement shall be entitled to recover its reasonable attorneys' fees and costs incurred in connection with such arbitration, proceeding or legal action. The arbitrator shall determine who the prevailing party is for this purpose.

                  (c) Each of the Parties irrevocably and unconditionally consents (on behalf of itself and its Affiliates) to the exclusive jurisdiction of the AAA to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any Related Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the exclusive jurisdiction of the courts of Tennessee for the purposes of compelling arbitration under this Section. Each Party further irrevocably waives any objection to proceeding before the AAA based upon lack of personal jurisdiction or to the laying of the venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before the AAA has been brought in an inconvenient forum or that the arbitration provisions of this Agreement are unenforceable. Each of the Parties hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the Parties agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other Party.

                  (d) This Section 12.19 shall apply to all forms of actions, including requests for temporary, preliminary or permanent injunctive relief, except that to the extent arbitration pursuant to this Section 12.19 would not be available in a timely fashion so as to enable any party hereto to avoid immediate and irreparable harm, such Party may proceed in court without prior arbitration for the limited purpose of avoiding such immediate and irreparable harm. Each of the Parties consents to the exclusive jurisdiction of the courts of Tennessee for any proceeding in court permitted under the immediately preceding sentence. The Parties agree that the

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arbitrator shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitrator's orders to that effect. Any award in any arbitration proceeding may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys' fees, to be paid by the Party against whom enforcement is ordered.

                  (e) BY SIGNING THIS AGREEMENT, THE PARTIES ARE, EXCEPT TO THE LIMITED EXTENT PROVIDED IN THIS SECTION 12.19, AGREEING TO HAVE ALL DISPUTES, CLAIMS OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENT DECIDED BY ARBITRATION, AND ARE GIVING UP ANY RIGHTS THEY MIGHT POSSESS TO HAVE THOSE MATTERS LITIGATED IN A COURT OR JURY TRIAL. BY SIGNING THIS AGREEMENT, THE PARTIES ARE GIVING UP THEIR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL EXCEPT TO THE EXTENT THAT THEY ARE SPECIFICALLY PROVIDED FOR UNDER THIS AGREEMENT. IF ANY PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, IT MAY BE COMPELLED TO ARBITRATE UNDER FEDERAL OR STATE LAW. EACH PARTY'S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

         12.20 BULK SALES LAWS. The parties hereto hereby waive compliance with the provisions of any applicable bulk sales laws, including, without limitation, Article 6 of the Uniform Commercial Code as it may be in effect in any applicable jurisdiction.

         12.21 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to, and shall not be construed to, confer upon any Person other than the Parties any rights or remedies hereunder.

         12.22 LIABILITY WITH DESIGNEE(s). With respect to any provision of this Agreement that permits Buyer to cause any of its "designee(s)" to perform any covenant or comply with any obligation of Buyer under this Agreement, Buyer shall be jointly and severally liable with such designee(s) for such designee(s)' Breach of such covenant or obligation at any time.

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         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officers or managers as of the day and year first above written.

                           BUYER:

                           HOSPICE PREFERRED CHOICE, INC.

                           By: /s/ DWIGHT C. KOURI
                               -----------------------------------------
                           Name:   Dwight C. Kouri
                           Title:  Vice President

                           SELLERS:

                           HOSPICE USA, LLC
                           HOSPICE SOUTH OF BIRMINGHAM, LLC
                           HOSPICE SOUTH OF DECATUR, LLC
                           HOSPICE SOUTH OF DEMOPOLIS, LLC
                           HOSPICE SOUTH OF HAMILTON, L.L.C.
                           HOSPICE SOUTH OF JACKSON, LLC
                           HOSPICE SOUTH OF MOBILE, LLC
                           HOSPICE SOUTH OF MONROEVILLE, LLC
                           HOSPICE SOUTH OF RUSSELLVILLE, LLC
                           HOSPICE SOUTH OF CENTRAL MISSISSIPPI, LLC
                           HOSPICE SOUTH OF CORINTH, L.L.C.
                           HOSPICE SOUTH OF HATTIESBURG, LLC
                           HOSPICE SOUTH OF MARSHALL COUNTY, L.L.C.
                           HOSPICE SOUTH OF MERIDIAN, LLC
                           HOSPICE SOUTH OF NEW ALBANY, L.L.C.
                           HOSPICE SOUTH OF PHILADELPHIA, LLC
                           HOSPICE SOUTH OF SENATOBIA, LLC
                           AMERICAN HOME MEDICAL EQUIPMENT, L.L.C.
                           HOSPICE SOUTH OF MEMPHIS, L.L.C.
                           HOSPICE SOUTH OF TENNESSEE, L.L.C.
                           NEW HORIZONS HOSPICE OF TENNESSEE, LLC
                           RICE ENTERPRISES, L.L.C.

                           By: /s/ RICHARD K. RICE
                               -----------------------------------------
                           Name:   Richard K. Rice
                           Title:  Chief Manager

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                            LIMITED PERSONAL GUARANTY

         Effective as of the Closing Date, the undersigned, M. Kyle Rice and Richard K. Rice (the "GUARANTORS"), hereby jointly and severally agree to guarantee the performance of Sellers' obligations under Section 5.5 of the Agreement, but only to the extent that such obligations relate to the payment of Excluded Liabilities of which the Parties have Knowledge as of the Closing Date and which are not paid by Sellers prior thereto. Notwithstanding the foregoing, the aggregate liability of the Guarantors hereunder shall not, under any circumstance, exceed Two Million Dollars ($2,000,000) and shall be reduced, dollar for dollar, by the amount of any such Excluded Liability that is paid by Sellers prior to the Closing Date.

         IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Personal Guaranty on May 27, 2004, to be effective as of the Closing Date.
                                                /s/ M. KYLE RICE
                                                -----------------------------
                                                M. Kyle Rice

                                                /s/ RICHARD K. RICE
                                                -----------------------------
                                                Richard K. Rice